American Assets Trust, L.P.

$150,000,000 3.91% Senior Guaranteed Notes, Series G, due July 30, 2030

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Note Purchase Agreement

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Dated as of July 30, 2019

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SCHEDULE A	-	DEFINED TERMS

SCHEDULE 1	-	FORM OF 3.91% SENIOR GUARANTEED NOTE, SERIES G, DUE JULY 30, 2030

SCHEDULE 4.4(a)	-	FORM OF OPINION OF SPECIAL COUNSEL FOR THE NOTE PARTIES

SCHEDULE 4.4(b)	-	FORM OF OPINION OF SPECIAL COUNSEL FOR THE PURCHASERS

SCHEDULE 5.3	-	DISCLOSURE MATERIALS

SCHEDULE 5.4	-	SUBSIDIARIES OF THE NOTE PARTIES AND OWNERSHIP OF SUBSIDIARY STOCK

SCHEDULE 5.5	-	FINANCIAL STATEMENTS

SCHEDULE 5.15	-	EXISTING INDEBTEDNESS

SCHEDULE 10.4(m)	-	EXISTING LIENS

SCHEDULE 10.6(j)	-	INVESTMENTS

SCHEDULE B	-	INFORMATION RELATING TO PURCHASERS

SCHEDULE C	-	FORM OF AFFILIATE GUARANTY

SCHEDULE D	-	FORM OF COMPLIANCE CERTIFICATE

SCHEDULE E	-	EXCEPTIONS TO RECOURSE LIABILITY

SCHEDULE F	-	INITIAL UNENCUMBERED ELIGIBLE PROPERTIES

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AMERICAN ASSETS TRUST, L.P.
11455 EL CAMINO REAL, SUITE 200
SAN DIEGO, CALIFORNIA 92130
3.91% SENIOR GUARANTEED NOTES, SERIES G, DUE JULY 30, 2030
July 30, 2019
TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE B HERETO:
Ladies and Gentlemen:
American Assets Trust, L.P., a Maryland limited partnership (together with any successor thereto that becomes a party hereto pursuant to Section 10.7, the “Company”) and American Assets Trust, Inc. a Maryland corporation (the “REIT”), jointly and severally agree with each of the Purchasers as follows:

Section 1.	AUTHORIZATION OF NOTES.
Section 1.1.    Authorization of Notes. The Company will authorize the issue and sale of $150,000,000 aggregate principal amount of its 3.91% Senior Guaranteed Notes, Series G, due July 30, 2030 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A. References to a “Schedule” are references to a Schedule attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.
Section 1.2.    Affiliate Guaranty. The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be absolutely and unconditionally guaranteed by the REIT, and may from time to time be absolutely and unconditionally guaranteed by certain of its and the Company’s Subsidiaries to the extent required by Section 9.7, in each case, pursuant to the guaranty agreement of the REIT substantially in the form of Schedule C attached hereto and made a part hereof (each as the same may be amended, modified, extended or renewed, the “Affiliate Guaranty”).

Section 2.	SALE AND PURCHASE OF NOTES.
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non‑performance of any obligation by any other Purchaser hereunder.

American Assets Trust, L.P.                                Note Purchase Agreement

Section 3.	CLOSING.
The sale and purchase of the Notes to be purchased by each Purchaser shall occur at a closing (the “Closing”) on July 30, 2019, at the offices of Chapman and Cutler LLP, 111 W. Monroe St., Chicago, Illinois 60603 at 10:00 a.m., central time. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to account number 4124‑514787 at Wells Fargo Bank, N.A., Address: 5901 Priestly Drive, Suite 130, Carlsbad, California 92008; ABA: 121‑000‑248. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

Section 4.	CONDITIONS TO CLOSING.
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1.    Representations and Warranties. (a) The representations and warranties of the Company in this Agreement shall be correct in all material respects when made and at the Closing.
(b)    The representations and warranties in this Agreement with respect to the REIT shall be correct in all material respects when made and at the Closing.
Section 4.2.    Performance; No Default. (a) The Company shall have performed and complied in all material respects with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the REIT, the Company nor any Subsidiary shall have entered into any transaction since December 31, 2018 that would have been prohibited by Section 10 had such Section applied since such date.
(b)    The REIT shall have performed and complied with all agreements and conditions contained in this Agreement or the Affiliate Guaranty required to be performed and complied with by it prior to or at the Closing.
Section 4.3.    Compliance Certificates.
(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying on behalf of the Note Parties that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

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American Assets Trust, L.P.                                Note Purchase Agreement

(b)    Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other limited partnership proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.
(c)    REIT Officer’s Certificate. The REIT shall have delivered to such Purchaser a certificate of an authorized officer, dated the date of the Closing, certifying as to the resolutions attached thereto and other legal proceedings relating to the authorization, execution and delivery of the Affiliate Guaranty and (ii) the REIT’s organizational documents as then in effect.
(d)    Certificates. The certificates provided under this Section 4.3 may be combined and delivered as one or more certificates.
Section 4.4.    Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (x) Latham & Watkins LLP, special counsel for the Note Parties, covering the matters set forth in Schedule 4.4(a) (x), (y) Venable LLP, Maryland counsel for the Note Parties, covering the matters set forth in Schedule 4.4(a)(y) and (z) Adam Wyll, Esq., general counsel for the Note Parties, covering the matters set forth in Schedule 4.4(a)(z), and in each case covering such other customary matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, substantially in the form set forth in Schedule 4.4(b) and covering such other customary matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser at least ten Business Days prior to the date of the Closing, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.6.    Sale of Other Notes. Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule B.
Section 4.7.    Payment of Special Counsel Fees. Without limiting Section 15.1, the Company shall have paid on or before the Closing the reasonable and documented fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least two Business Days prior to the Closing.
Section 4.8.    Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.

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American Assets Trust, L.P.                                Note Purchase Agreement

Section 4.9.    Changes in Structure. No Note Party shall have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
Section 4.10.    Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.11.    Proceedings and Documents. All corporate, limited partnership, limited liability company and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.
Section 4.12.    Affiliate Guaranty. The Affiliate Guaranty shall have been executed and delivered by the REIT and shall be in full force and effect.

Section 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.,
The Company represents and warrants to each Purchaser that:
Section 5.1.    Organization; Power and Authority. Each Note Party and each of its Subsidiaries is an entity duly organized or formed, validly existing and, as applicable, in good standing under the laws of its jurisdiction of incorporation or organization, and is duly qualified as a foreign entity and, as applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or, as applicable, in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each Note Party and each of its Subsidiaries has all requisite power and authority, as the case may be, (a) to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact and (b) to execute and deliver the Note Documents to which each is a party and to perform the provisions hereof and thereof, except in each case referred to in clause (a), to the extent that failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.2.    Authorization, Etc. Each Note Document has been duly authorized by all necessary corporate or other organizational action, as the case may be, on the part of each Note Party party thereto, and each Note Document (excluding the Notes) constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of each Note Party party thereto enforceable against each such Note Party in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
Section 5.3.    Disclosure. The Company, through its agents, RBC Capital Markets, LLC and Mizuho Securities, has delivered or made available via electronic portal to each Purchaser a copy of the Private Placement Memorandum, dated June 2019 (the “Private Placement Memorandum”), relating to the

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American Assets Trust, L.P.                                Note Purchase Agreement

transactions contemplated hereby. This Agreement, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to July 17, 2019 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made; provided that, with respect to projections, estimates and other forward-looking information, the Company and the other Note Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time (it being understood that such projections, estimates and other forward-looking information are not to be viewed as facts or guarantees and that actual results may vary materially from such projections, estimates and forward-looking information). Except as disclosed in the Disclosure Documents, since December 31, 2018 there has been no change in the financial condition, operations, business or properties of any Note Party or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to any Note Party that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
Section 5.4.    Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) as of the date hereof complete and correct lists of each Note Party’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by a Note Party and each other Subsidiary.
(b)    All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by a Note Party and its Subsidiaries have been validly issued, are fully paid and non‑assessable and are owned by such Note Party or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.
(c)    Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.
(d)    No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4, customary limitations imposed by corporate law or similar statutes and limitations imposed by the terms of any agreements governing Nonrecourse Indebtedness) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Note Parties or any of their Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.
Section 5.5.    Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of the Consolidated Group listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Consolidated Group as of the respective dates specified

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American Assets Trust, L.P.                                Note Purchase Agreement

in such Schedule and the consolidated results of their operations, cash flows and changes in shareholders’ equity for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year‑end adjustments and the absence of footnotes). The Consolidated Group does not have any Material liabilities that are not disclosed in the Disclosure Documents.
Section 5.6.    Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Note Parties of each Note Document to which they are a party will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of any Note Party or any of its Subsidiaries under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by‑laws, shareholders agreement or any other agreement or instrument to which a Note Party or any of its Subsidiaries is bound or by which any Note Party or any of its Subsidiaries or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to any Note Party or any Subsidiary or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to any Note Party or any of its Subsidiaries.
Section 5.7.    Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by any Note Party of any Note Document to which they are a party, except for consents, approvals, authorizations, registrations, filings and declarations which have been duly obtained, taken, given or made and are in full force and effect.
Section 5.8.    Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened in writing against or affecting any Note Party or any Subsidiary or any property of any Note Party or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    None of the Note Parties nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, without limitation, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), except in such instances in which (a) such requirement of law, ordinance, rule or regulation or order, judgment, decree or ruling is being contested in good faith by appropriate proceedings diligently conducted or (b) such default or violation could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 5.9.    Taxes. Each Note Party and their Subsidiaries have filed all material tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which a Note Party or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a

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American Assets Trust, L.P.                                Note Purchase Agreement

Material Adverse Effect. The charges, accruals and reserves on the books of the Note Parties and their Subsidiaries in respect of U.S. federal, state or other taxes for all fiscal periods are adequate. The U.S. federal income tax liabilities of the Note Parties and their Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31,[ 2014].
Section 5.10.    Title to Property; Leases. Each Note Party and each of its Subsidiaries has good and marketable title in fee simple to, or valid leasehold interests in, their respective real properties necessary or used in the ordinary course of their business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and in each case free and clear of Liens prohibited by this Agreement.
Section 5.11.    Licenses, Permits, Etc. (a) Each Note Party and each of its Subsidiaries owns or possesses all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto that are reasonably necessary for the operation of its businesses, except to the extent the failure to have such rights could not reasonably be expected to have a Material Adverse Effect.
(b)    No claim or litigation regarding infringement of the rights held by any other Person is pending or, to the knowledge of the Company, threatened in writing, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
Section 5.12.    Compliance with ERISA. (a) Each Note Party and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncom-pliance as have not resulted in and could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.  Neither a Note Party nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), and no event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by a Note Party or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of a Note Party or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.
(b)    The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.
(c)    Each Note Party and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.
(d)    The expected postretirement benefit obligation (determined as of the last day of the Consolidated Group’s most recently ended fiscal year in accordance with Financial Accounting Standards

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American Assets Trust, L.P.                                Note Purchase Agreement

Board Accounting Standards Codification Topic 715‑60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Consolidated Group is not Material.
(e)    The execution and delivery of this Agreement, the Affiliate Guaranty and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)‑(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.
(f)    The Note Parties and their Subsidiaries do not have any Non-U.S. Plans.
Section 5.13.    Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than not more than 35 Institutional Investors (including the Purchasers), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.14.    Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder to repay existing Indebtedness of the Company and its Subsidiaries and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15.    Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Note Parties and their Subsidiaries as of July 1, 2019 (including descriptions of the obligors and obligees (or the agent, trustee or other entity acting in a similar capacity), principal amounts outstanding, whether or not secured and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of any Note Party or its Subsidiaries. Neither the Note Parties nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of any such Note Party or such Subsidiary and no event or condition exists with respect to any Indebtedness of any such Note Party or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
(b)    Except as disclosed in Schedule 5.15, neither the Note Parties nor any Subsidiary is a party to any Indebtedness pursuant to which it has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien after the date of this representation that

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American Assets Trust, L.P.                                Note Purchase Agreement

secures such Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures such Indebtedness.
(c)    Neither the Note Parties nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of any such Note Party or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of a Note Party, except as disclosed in Schedule 5.15.
Section 5.16.    Foreign Assets Control Regulations, Etc. (a) Neither any Note Party nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations or the European Union.
(b)    Neither any Note Party nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws or (ii) to the Note Parties’ knowledge, is under investigation by any Governmental Authority for possible violation of any U.S. Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.
(c)    No part of the proceeds from the sale of the Notes hereunder:
(i)    constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by any Note Party or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any U.S. Economic Sanctions Laws or (C) otherwise in violation of any U.S. Economic Sanctions Laws;
(ii)    will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or
(iii)    will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws.
(d)    Each Note Party has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that such Note Party and each Controlled Entity is and will continue to be in compliance with all applicable U.S. Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws.
Section 5.17.    Status under Certain Statutes. Neither any Note Party nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
Section 5.18.    Environmental Matters. (a) Neither any Note Party nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted

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American Assets Trust, L.P.                                Note Purchase Agreement

asserting any claim against a Note Party or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect.
(b)    Neither any Note Party nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(c)    Neither any Note Party nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(d)    Neither any Note Party nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(e)    All buildings on all real properties now owned, leased or operated by a Note Party or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
Section 5.19.    Solvency. The REIT and its Consolidated Subsidiaries, on a consolidated basis are Solvent.
Section 5.20.    Real Estate Investment Trust Status. The REIT is qualified as a Real Estate Investment Trust. The shares of common Equity Interests of the REIT are listed on the New York Stock Exchange.

Section 6.	REPRESENTATIONS OF THE PURCHASERS.
Section 6.1.    Purchase for Investment. Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
Section 6.2.    Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:
(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95‑60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies

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American Assets Trust, L.P.                                Note Purchase Agreement

approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95‑60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90‑1 or (ii) a bank collective investment fund, within the meaning of the PTE 91‑38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84‑14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in any Note Party that would cause the QPAM and such Note Party to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96‑23 (the “INHAM Exemption”)) managed by an “in‑house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in any Note Party and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or

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American Assets Trust, L.P.                                Note Purchase Agreement

(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

Section 7.	INFORMATION AS TO NOTE PARTIES.
Section 7.1.    Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor:
(a)    Quarterly Statements - within 60 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the REIT’s Quarterly Report on Form 10‑Q (the “Form 10‑Q”) with the SEC regardless of whether the REIT is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under the Primary Credit Facility or the date on which such corresponding financial statements are delivered under the Primary Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each quarterly fiscal period in each fiscal year of the REIT (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
(i)    a consolidated balance sheet of the Consolidated Group as at the end of such quarter, and
(ii)    consolidated statements of income or operations, changes in shareholders’ equity and cash flows of the Consolidated Group, for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the REIT as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations, shareholders’ equity and cash flows, subject to changes resulting from year‑end adjustments and the absence of footnotes, provided that delivery within the time period specified above of copies of the REIT’s Form 10‑Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);
(b)    Annual Statements - within 105 days (or such shorter period as is the earlier of (x) 15 days greater than the period applicable to the filing of the REIT’s Annual Report on Form 10‑K (the “Form 10‑K”) with the SEC regardless of whether the REIT is subject to the filing requirements thereof and (y) the date by which such financial statements are required to be delivered under the Primary Credit Facility or the date on which such corresponding financial statements are delivered under the Primary Credit Facility if such delivery occurs earlier than such required delivery date) after the end of each fiscal year of the REIT, duplicate copies of

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American Assets Trust, L.P.                                Note Purchase Agreement

(i)    a consolidated balance sheet of the Consolidated Group as at the end of such year, and
(ii)    consolidated statements of income or operations, changes in shareholders’ equity and cash flows of the Consolidated Group for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based (except for a qualification or an exception to the extent related to the maturity or refinancing of the loans under the Primary Credit Facility, the Existing Private Placement Notes or the Notes issued hereunder) of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the REIT’s Form 10‑K for such fiscal year (together with the REIT’s annual report to shareholders, if any, prepared pursuant to Rule 14a‑3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b);
(c)    SEC and Other Reports - promptly upon their becoming available, one copy of (i) each financial statement, report, notice or proxy statement sent by any Note Party or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public Securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by any Note Party or any Subsidiary with the SEC and of all press releases and other statements made available generally by any Note Party or any Subsidiary to the public concerning developments that are Material;
(d)    Notice of Default or Event of Default - promptly, and in any event within five days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Note Parties are taking or propose to take with respect thereto;
(e)    ERISA Matters - promptly, and in any event within five days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that a Note Party or an ERISA Affiliate proposes to take with respect thereto:
(i)    with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

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American Assets Trust, L.P.                                Note Purchase Agreement

(ii)    the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by a Note Party or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or
(iii)    any event, transaction or condition that could result in the incurrence of any liability by a Note Party or any ERISA Affili-ate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of a Note Party or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect;
(f)    Notices from Governmental Authority - promptly, and in any event within 30 days of receipt thereof, copies of any notice to a Note Party or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect;
(g)    Resignation or Replacement of Auditors - within ten days following the date on which any Note Party’s auditors resign or any Note Party elects to change auditors, as the case may be, notification thereof, together with such supporting information as the Required Holders may request;
(h)    Forecasts - as soon as available, but in any event at least 15 days before the end of each fiscal year of the Consolidated Group on a consolidated basis, including forecasts prepared by management of the REIT, in form reasonably satisfactory to the Required Holders (provided, that the form delivered under the Primary Credit Facility for such year shall be deemed reasonably satisfactory), of consolidated balance sheets and statements of income or operations and cash flows of the Consolidated Group on a quarterly basis for the immediately following fiscal year (including the fiscal year in which the Maturity Date occurs);
(i)     Environmental Noncompliance - promptly after the assertion or occurrence thereof, notice of any action or proceeding against or of any noncompliance by any Note Party or any of its Subsidiaries with any Environmental Laws or Environmental Permit that could reasonably be expected to have a Material Adverse Effect;
(j)     Change in Debt Rating - notice of any announcement by Moody’s, Fitch or S&P of any change or possible change in a corporate or corporate family debt rating of the Company or REIT;
(k)     Insurance Report - as soon as available, but in any event within 30 days after the end of each fiscal year of the REIT, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each member of the Consolidated Group and containing such additional information as any holder of a Note may reasonably specify; and
(l)    Requested Information - with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Note Parties or any of their Subsidiaries (including, but without limitation, actual copies of any Note Party’s Form 10‑Q and Form 10‑K) or relating to the ability of any Note Party to perform its obligations under any Note Document to which it is a party, respectively, as from time to time may be reasonably

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American Assets Trust, L.P.                                Note Purchase Agreement

requested by any such holder of a Note; provided, that, except as set forth in Section 22.2 or as would otherwise be required to be delivered pursuant to Section 7.1(c), so long as no Default or Event of Default has occurred and is continuing, the Note Parties and their Subsidiaries shall not be required to prepare or deliver monthly financial statements or any other financial statements other than those (i) described in Section 7.1(a) and (b) above, or (ii) included in their Form 10-Qs and Form 10-Ks.
Section 7.2.    Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the REIT:
(a)    Covenant Compliance - setting forth the information from such financial statements that is required in order to establish whether the Note Parties were in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that any Note Party or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;
(b)    Event of Default - certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Note Parties and their Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of any Note Party or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Note Parties shall have taken or proposes to take with respect thereto; and
(c)    Subsidiary Guarantors - setting forth a list of all Subsidiaries that are Subsidiary Guarantors (if any) and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 (if any) is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer (or the steps the Note Parties are taking to cause such Subsidiary to become a Subsidiary Guarantor).
Section 7.3.    Visitation. The Company shall, and shall cause each other Note Party to, permit the representatives of each holder of a Note that is an Institutional Investor:
(a)    No Default - if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to such Note Party, to visit the principal executive office of such Note Party, to discuss the affairs, finances and accounts of such Note Party and its Subsidiaries with each Note Party’s officers, and (with the consent of such Note Party, which consent will not be unreasonably withheld) its independent public accountants (it being understood and agreed that only one such request for a discussion with each Note Party’s independent public accountants shall be

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American Assets Trust, L.P.                                Note Purchase Agreement

made per fiscal year by all holders and such discussion shall be held on or around the end of the SAS 100 review period and that representatives of such Note Party shall be entitled to be present at any such meeting), and (with the consent of such Note Party, which consent will not be unreasonably withheld) to visit the other offices and properties of such Note Party and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided that only one such visit or one such discussion shall be made per fiscal year by each holder;
(b)    Default - if a Default or Event of Default then exists, at the expense of such Note Party to visit and inspect any of the offices or properties of such Note Party or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision such Note Party authorizes said accountants to discuss the affairs, finances and accounts of such Note Party and its Subsidiaries (provided that representatives of such Note Party shall be entitled to be present at any such meeting)), all at such times and as often as may be requested.
Section 7.4.    Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Note Parties pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if the Note Parties satisfy any of the following requirements with respect thereto:
(i)    such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 are delivered to each holder of a Note by e‑mail;
(ii)    the REIT shall have timely filed such Form 10-Q or Form 10-K, satisfying the requirements of Section 7.1(a) or Section 7.1(b), as the case may be, with the SEC on EDGAR and the Company shall have made such form and the related Officer’s Certificate satisfying the requirements of Section 7.2 available on its home page on the internet, which is located at www.americanassetstrust.com as of the date of this Agreement;
(iii)    such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 are timely posted by or on behalf of the Note Parties on IntraLinks or on any other similar website to which each holder of Notes has free access; or
(iv)    the REIT shall have filed any of the items referred to in Section 7.1(c) with the SEC on EDGAR and the Company shall have made such items available on its home page on the internet or on IntraLinks or on any other similar website to which each holder of Notes has free access;
provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver or other agreement or consent (other than confidentiality provisions consistent with Section 20 of this Agreement); provided further that in the case of any of clauses (ii), (iii) or (iv), the Company shall have given each holder of a Note prior written notice, which may be by e‑mail or in accordance with Section 18, of such posting or filing in connection with each delivery, provided further, that upon request of any holder to receive paper copies of such forms, financial statements and Officer’s Certificates or to receive them by e‑mail, the Company will promptly e‑mail them or deliver such paper copies, as the case may be, to such holder.

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American Assets Trust, L.P.                                Note Purchase Agreement

Section 8.	PAYMENT AND PREPAYMENT OF THE NOTES.
Section 8.1.    Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the Maturity Date thereof.
Section 8.2.    Optional Prepayments with Make‑Whole Amount. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make‑Whole Amount determined for the prepayment date with respect to such principal amount (provided that no Make-Whole Amount shall be due if such Notes are prepaid during the last sixty (60) days of the term of such Notes). The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make‑Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make‑Whole Amount as of the specified prepayment date.
Section 8.3.    Allocation of Partial Prepayments. (a) In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
(b)    Any prepayments pursuant to Section 8.7 shall be applied only to the Notes of the holders electing to participate in such prepayment.
Section 8.4.    Maturity; Surrender, Etc.     In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make‑Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make‑Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Purchase of Notes. The Company will not and will not permit any other Note Party or any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company, any other Note Party or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days. If the holders of more than 50% of the principal amounts of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of Notes of such fact and the expiration date for the acceptance by holders of Notes shall

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American Assets Trust, L.P.                                Note Purchase Agreement

be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of notice to accept such offer. The Company will promptly cancel all Notes acquired by it, any other Note Party or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.    Make‑Whole Amount.
“Make‑Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make‑Whole Amount may in no event be less than zero. For the purposes of determining the Make‑Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by the “Ask‑Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on‑the‑run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask‑Yield(s)” Reported for the applicable most recently issued actively traded on‑the‑run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, .50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

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American Assets Trust, L.P.                                Note Purchase Agreement

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360‑day year composed of twelve 30‑day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.    Change in Control.
(a)    Notice of Change in Control. The Company will, within ten (10) Business Days after the occurrence of any Change in Control, give written notice (the “Change in Control Notice”) of such Change in Control to each holder of Notes. Such Change in Control Notice shall contain and constitute an offer to prepay the Notes as described in Section 8.7(b) hereof and shall be accompanied by the certificate described in Section 8.7(e).
(b)    Offer to Prepay Notes. The offer to prepay Notes contemplated by Section 8.7(a) shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such Change in Control Notice (the “Proposed Prepayment Date”). Such date shall be not fewer than 30 days and not more than 60 days after the date of delivery of the Change in Control Notice.
(c)    Acceptance. Any holder of Notes may accept the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance to be delivered to the Company not fewer than 10 days prior to the Proposed Prepayment Date. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.
(d)    Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes together with accrued and unpaid interest thereon but without any Make‑Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date.
(e)    Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer and dated the date of delivery of the Change in Control Notice, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.7; (iii) the principal amount of each Note offered to be prepaid (which shall be 100% of the outstanding principal balance of each such Note); (iv) the interest that would be due on each Note offered

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American Assets Trust, L.P.                                Note Purchase Agreement

to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.7 required to be fulfilled prior to the giving of notice have been fulfilled; and (vi) in reasonable detail, the general nature and date of the Change in Control.
Section 8.8.    Payments Due on Non‑Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make‑Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

Section 9.	AFFIRMATIVE COVENANTS.
Each of the REIT and the Company covenants that so long as any of the Notes are outstanding:
Section 9.1.    Compliance with Laws. Without limiting Section 10.3, each of the REIT and the Company will, and will cause each other Note Party and each Subsidiary to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case (a) to the extent necessary to ensure that non‑compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or (b) except for instances in which such requirement of law, ordinance, governmental order or regulation is being contested in good faith by appropriate proceedings diligently conducted.
Section 9.2.    Insurance. Each of the REIT and the Company will, and will cause each other Note Party and each Subsidiary to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co‑insurance and self‑insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.
Section 9.3.    Maintenance of Properties. Each of the REIT and the Company will, and will cause each other Note Party and each Subsidiary to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, except where the failure to do so could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
Section 9.4.    Payment of Taxes and Claims.  (a) Each of the REIT and the Company will, and will cause each other Note Party and each Subsidiary to, file all material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent

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American Assets Trust, L.P.                                Note Purchase Agreement

and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of a Note Party or any Subsidiary, provided that neither a Note Party nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by such Note Party or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and such Note Party or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of such Note Party or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
(b)    Push-Out Election. To the extent permitted by Law, the Company shall timely make or cause the Company’s partnership representative to make and implement an election (a “Push-Out Election”) under Section 6226 of the Code with respect to an imputed underpayment asserted by the US Internal Revenue Service where the failure to make such Push-Out Election would reasonably be expected to have a Material Adverse Effect.
(c)    Transfers of Company Interests. The Company shall comply with all US withholding tax requirements and require all partners transferring interests in the Company to comply with all requirements under Section 1446(f) of the Code.
Section 9.5.    Corporate Existence, Etc. Subject to Section 10.7, each of the REIT and the Company will at all times preserve and keep its corporate or limited partnership, as applicable, existence in full force and effect. Subject to Section 10.7, each of the REIT and the Company will at all times preserve and keep in full force and effect the corporate, limited partnership or limited liability company existence of each other Note Party and each Subsidiary (unless merged into another Note Party or a Wholly‑Owned Subsidiary) and all rights and franchises of each Note Party and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, have a Material Adverse Effect.
Section 9.6.    Books and Records. Each of the REIT and the Company will, and will cause each other Note Party and each Subsidiary to, maintain proper books of record and account in conformity with GAAP and in conformity in all material respects with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over any such Note Party or such Subsidiary, as the case may be. Each of the REIT and the Company will, and will cause each other Note Party and each Subsidiary to, keep books, records and accounts which, in reasonable detail, accurately reflect in all material respects all transactions and dispositions of assets. Each Note Party and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and each of the REIT and the Company will, and will cause each other Note Party and each Subsidiary to, continue to maintain such system.
Section 9.7.    Subsidiary Guarantors. (a) Each of the REIT and the Company will cause each Subsidiary that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co‑borrower or otherwise, for or in respect of any Indebtedness under the Primary Credit Facility or any Existing Private Placement Notes (each, a “Guaranteed Facility”) to concurrently therewith deliver the following to each holder of a Note:
(i)    an executed joinder to the Affiliate Guaranty;
(ii)    to the extent required under any Guaranteed Facility, a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties

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American Assets Trust, L.P.                                Note Purchase Agreement

on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Section 5 of this Agreement (but with respect to such Subsidiary and such joinder rather than the Company);
(iii)    to the extent required under any Guaranteed Facility, documents to evidence the due organization, continuing existence and good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such joinder and the performance by such Subsidiary of its obligations under the Affiliate Guaranty; and
(iv)    to the extent required under any Guaranteed Facility, an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such joinder as the Required Holders may reasonably request.
(b)    Release of Guarantors. Each of the REIT and the Company may request in writing that the holders of the Notes release a Subsidiary Guarantor, if: (i) after giving effect to such release, such Subsidiary does not have any liability as a guarantor, borrower, co‑borrower or otherwise with respect to any Indebtedness under any Guaranteed Facility, (ii) no Default or Event of Default shall then be in existence or would occur as a result of such release; and (iii) if any fee or other form of consideration is given to any holder of Indebtedness under any Guaranteed Facility directly related to releasing such Subsidiary Guarantor, the holders of the Notes shall receive equivalent consideration (or other form of consideration reasonably acceptable to the Required Holders). Together with any such request, each of the REIT and the Company shall deliver to the holders of the Notes an Officer’s Certificate certifying that the conditions set forth in immediately preceding clauses (i), (ii), and (iii) will be true and correct upon the release of such Subsidiary Guarantor. No later than 10 Business Days following the receipt by the holders of the Notes of such written request and the related Officer’s Certificate and so long as the conditions set forth in immediately preceding clauses (i), (ii) and (iii) will be true and correct, the release shall be effective automatically and each holder of Notes shall execute and deliver, at the sole cost and expense of the Company, such documents as the Company may reasonably request to evidence such release.
Section 9.8.    Maintenance of Status. Each of the REIT and the Company will cause the REIT to at all times remain qualified as a Real Estate Investment Trust and to remain in compliance in all material respects with all provisions applicable to the qualification of the REIT as a Real Estate Investment Trust.

Section 10.	NEGATIVE COVENANTS.
Each of the REIT and the Company covenants that so long as any of the Notes are outstanding:
Section 10.1.    Transactions with Affiliates. Each of the REIT and the Company will not and will not permit any other Note Party or any Subsidiary to enter into directly or indirectly any transaction or group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than another Note Party or another Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of such Note Party’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to such Note Party or such Subsidiary than would be obtainable in a comparable arm’s‑length transaction with a Person not an Affiliate.

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American Assets Trust, L.P.                                Note Purchase Agreement

Section 10.2.    Line of Business. Each of the REIT and the Company will not and will not permit any other Note Party or any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Consolidated Group, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Consolidated Group, taken as a whole, is engaged on the date of this Agreement.
Section 10.3.    Economic Sanctions, Etc. Each of the REIT and the Company will not, and will not permit any other Note Party or any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder or any affiliate of such holder to be in violation of, or subject to sanctions under, any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions Laws.
Section 10.4.    Liens. Each of the REIT and the Company will not and will not permit any other Note Party or any Subsidiary to, directly or indirectly, create, incur, assume or suffer to exist any Lien upon any of their property, assets or revenues, whether now owned or hereafter acquired, other than the following:
(a)    Liens pursuant to any Loan Document (as defined in the Primary Credit Facility), Liens pursuant to any Note Document (as defined in the Existing Private Placement Notes) and Liens pursuant to any Note Document;
(b)    Liens for taxes not yet due or Liens for taxes which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(c)    carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings diligently conducted (which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien), if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;
(d)    pledges or deposits in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;
(e)    deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;
(f)    easements, rights‑of‑way, restrictions, restrictive covenants, encroachments, protrusions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person, and any replacement, extension or renewal of any such Lien;

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American Assets Trust, L.P.                                Note Purchase Agreement

(g)    Liens securing judgments for the payment of money not constituting an Event of Default under Section 11(i);
(h)    The rights of tenants under leases and subleases of, and the rights of managers under management agreements in respect of, Portfolio Properties, in each case entered into in the ordinary course of business consistent with past practice of the REIT and its Subsidiaries provided, that (i) such leases and subleases contain market terms and conditions (excluding rent) as reasonably determined by the Company at the time such leases and subleases are entered into and (ii) such Liens do not secure any Indebtedness;
(i)    Liens encumbering assets of a Note Party or Subsidiary thereof not otherwise permitted under this Section 10.4; provided, that (i) such Liens do not at any time encumber any Unencumbered Eligible Property, (ii) such Liens do not at any time encumber the Equity Interests of any Person who owns or ground leases an Unencumbered Eligible Property (or the Equity Interests of any direct or indirect Subsidiary of the Company that owns any Equity Interests in such Person) and (iii) after giving pro forma effect to the incurrence of any such Lien (and all Indebtedness and other obligations secured thereby), the Note Parties are in compliance with the financial covenants contained in Section 10.9(b) through (f);
(j)    Liens securing Indebtedness permitted under Section 10.5(c); provided that (i) such Liens do not at any time encumber any Unencumbered Eligible Property, (ii) such Liens do not at any time encumber the Equity Interests of any Person who owns or ground leases an Unencumbered Eligible Property (or the Equity Interests of any direct or indirect Subsidiary of the Company that owns any Equity Interests in such Person), (iii) in the case of any such Lien incurred by a Note Party, such Lien does not encumber any property other than the property financed by such Indebtedness, (iv) in the case of any such Lien incurred by a Subsidiary that is not a Note Party, such Lien does not encumber any property other than the property of such Subsidiary and (v) the Indebtedness secured thereby does not exceed the cost or fair market value of the property encumbered thereby (as of the date of the incurrence of such Indebtedness), whichever is lower;
(k)    All Liens with respect to any Portfolio Property (other than an Unencumbered Eligible Property) that are existing on the date such Portfolio Property is acquired or ground leased by a Subsidiary of the Company, to the extent such Liens are disclosed in the title report for such Portfolio Property received by such Subsidiary on or prior to the date of such acquisition or ground lease;
(l)    in the case of Equity Interests of a Controlled Joint Venture, buy/sell rights with respect to such Equity Interests on customary terms and conditions;
(m)    Liens existing on the Closing and listed on Schedule 10.4(m);
(n)    Liens and rights of setoff of banks and securities intermediaries in respect of deposit accounts and securities accounts maintained in the ordinary course of business; and
(o)    Permitted Pari Passu Encumbrances;
provided, however, notwithstanding the foregoing, each of the REIT and the Company will not and will not permit any other Note Party or any Subsidiary to, directly or indirectly secure any Indebtedness outstanding under or pursuant to the Primary Credit Facility or any Existing Private Placement Notes unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and

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American Assets Trust, L.P.                                Note Purchase Agreement

ratably with the Primary Credit Facility or such Existing Private Placement Notes pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to such Note Party and/or any such Subsidiary, as the case may be, from counsel that is reasonably acceptable to the Required Holders;
provided, further, that notwithstanding the foregoing clauses of this Section 10.4, in no event shall any Liens (other than Permitted Judgment Liens, Permitted Pari Passu Encumbrances and Liens permitted by clauses (a), (b), (c), (f) and (h) above) encumber any Unencumbered Eligible Property or (other than Permitted Pari Passu Encumbrances and Liens permitted by clauses (a), (b), (c) and (l) above) encumber the Equity Interests of any Direct Owners or Indirect Owners.
Section 10.5.    Indebtedness. Each of the REIT and the Company will not and will not permit any Note Party or any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:
(a)    the “Obligations” as defined in the Primary Credit Facility, the “Obligations” as defined in the Existing Private Placement Notes and the Obligations;
(b)    in addition to Indebtedness permitted under clause (a) above, (i) Pari Passu Obligations owed by the Company or any Guarantor, and (ii)(A) Secured Recourse Indebtedness owed by the Company or any Guarantor to Persons that are not members of the Consolidated Group and (B) Recourse Indebtedness owed by Subsidiaries that are not Guarantors to Persons that are not members of the Consolidated Group, provided that the aggregate outstanding principal amount of all outstanding Indebtedness described in clauses (ii)(A) and (ii)(B) shall not at any time exceed fifteen percent (15%) of Total Asset Value at such time;
(c)    Nonrecourse Indebtedness owed by the Note Parties and their Subsidiaries; provided, that after giving pro forma effect to the incurrence thereof, the Note Parties are in compliance with the covenants contained in Section 10.5(b) and Section 10.9(b) through (f);
(d)    intercompany loans and advances to the extent permitted under Section 10.6; provided that all such intercompany Indebtedness owed by any Note Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement, in each case, in form and substance reasonably satisfactory to the Required Holders (provided that subordination terms substantially identical to those that are reasonably satisfactory to the administrative agent under the Primary Credit Facility with respect to this Agreement and the Notes shall be deemed to be reasonably satisfactory to the Required Holders); and
(e)    the Guaranty by a Note Party of Pari Passu Obligations owed by the Company or any Guarantor.
Section 10.6.    Investments. Each of the REIT and the Company will not and will not permit any Note Party or any Subsidiary to make or allow any Investment unless (i) no Event of Default exists at the time of, or after giving effect to, the making of such Investment and (b) after giving effect to the making of such Investment, the REIT and the Company are in compliance, on a pro forma basis, with the covenants contained in Section 10.5(b) and Section 10.9(b) through (f), such pro forma calculation to be made as of the last day of the fiscal quarter most recently ended prior to the date such Investment is made and for which financial statements have been delivered, or are required to be delivered pursuant to Section 7.1(a) or (b).

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American Assets Trust, L.P.                                Note Purchase Agreement

Section 10.7.    Fundamental Changes. Each of the REIT and the Company will not and will not permit any Note Party or any Subsidiary to merge, dissolve, liquidate, consolidate with or into another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:
(a)    any Subsidiary of the Company may merge, liquidate or dissolve into, or consolidate with (i) the Company, provided that the Company shall be the continuing or surviving Person or (ii) any one or more other Subsidiaries of the Company, provided that if any Guarantor is merging with, liquidating into or consolidating with another Subsidiary of the Company that is not a Guarantor, the continuing or surviving Person shall be a Guarantor;
(b)    any Subsidiary of the Company may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Company or to another Subsidiary of the Company; provided that if the transferor in such a transaction is a Guarantor, then the transferee must either be the Company or a Guarantor; and
(c)    Dispositions not prohibited by Section 10.8(b) and (c) shall be permitted.
Section 10.8.    Dispositions. Each of the REIT and the Company will not and will not permit any Note Party or any Subsidiary to make any Disposition or enter into any agreement to make any Disposition, or, in the case of any Subsidiary of the Company, issue, sell or otherwise dispose of any of such Subsidiary’s Equity Interests to any Person, if (a) such Disposition is not permitted under Section 10.7 (after giving effect to Section 10.7(c)), (b) such Disposition results in the Company or any Guarantor (other than the REIT) not being a Wholly‑Owned Subsidiary of the REIT or (c) after giving effect to such Disposition, the REIT and Company are not in compliance, on a pro forma basis, with the covenants contained in Section 10.5(b) and Section 10.9(b) through (f).
Section 10.9.    Financial Covenants. Each of the REIT and the Company will not and will not permit any Note Party or any Subsidiary to:
(a)    [RESERVED].
(b)    Consolidated Secured Leverage Ratio. Permit the Consolidated Secured Leverage Ratio at any time to be greater than 40%.
(c)    Consolidated Total Leverage Ratio. Permit the Consolidated Total Leverage Ratio at any time to be greater than 60%.
(d)    Consolidated Fixed Charge Coverage Ratio. Permit the Consolidated Fixed Charge Coverage Ratio as of the last day of any fiscal quarter of the REIT to be less than 1.50 to 1.00.
(e)    Consolidated Unsecured Interest Coverage Ratio. Permit the Consolidated Unsecured Interest Coverage Ratio as of the last day of any fiscal quarter of the REIT to be less than 1.75 to 1.00.
(f)    Consolidated Unsecured Leverage Ratio. Permit the Consolidated Unsecured Leverage Ratio at any time to be greater than 60%.

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Section 11.	EVENTS OF DEFAULT.
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Make‑Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
(c)    the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Sections 10.4 through 10.9; or
(d)    the Company or any Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) or in any Affiliate Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
(e)    (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Guarantor or by any officer of such Guarantor in any Affiliate Guaranty or any writing furnished in connection with such Affiliate Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or
(f)    (i) any Note Party or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make‑whole amount or interest on (x) any Recourse Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than $25,000,000, or (y) any Non‑Recourse Indebtedness having an aggregate principal amount of more than $50,000,000, in each case of (x) and (y) beyond any period of grace provided with respect thereto, or (ii) any Note Party or any Subsidiary is in default in the performance of or compliance with any term of any evidence of (x) any Recourse Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than $25,000,000, or (y) any Nonrecourse Indebtedness having an aggregate principal amount of more than $50,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) any Note Party or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of (a) any Recourse Indebtedness (other than Indebtedness hereunder) having an aggregate principal amount of more than $25,000,000, or (b) any Nonrecourse Indebtedness having

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American Assets Trust, L.P.                                Note Purchase Agreement

an aggregate principal amount of more than $50,000,000, or (y) one or more Persons have the right to require any Note Party or any Subsidiary so to purchase or repay such Indebtedness; or
(g)    any Note Party or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or
(h)    a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by a Note Party or any of its Significant Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding‑up or liquidation of a Note Party or any of its Significant Subsidiaries, or any such petition shall be filed against a Note Party or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or
(i)    one or more final judgments or orders for the payment of money aggregating in excess of $35,000,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the claim and does not dispute coverage), including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Note Parties and their Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay;
(j)    if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified any Note Party or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that could reasonably be expected to have a Material Adverse Effect, (iv) any Note Party or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) any Note Party or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) any Note Party or any Subsidiary establishes or amends any employee welfare benefit plan that provides post‑employment welfare benefits in a manner that would increase the liability of any Note Party or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or

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American Assets Trust, L.P.                                Note Purchase Agreement

(k)    any Affiliate Guaranty shall cease to be in full force and effect, any Note Party or any Person acting on behalf of any Note Party shall contest in any manner in writing the validity, binding nature or enforceability of any Affiliate Guaranty or the obligations of any Note Party under any Affiliate Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Affiliate Guaranty, as the case may be.

Section 12.	REMEDIES ON DEFAULT, ETC.
Section 12.1.    Acceleration. (a) If an Event of Default with respect to any Note Party described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make‑Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make‑Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make‑Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make‑Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due

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American Assets Trust, L.P.                                Note Purchase Agreement

solely by reason of such declaration, (c) all Events of Default and Defaults, other than non‑payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by any Note Document upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable and documented costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable and documented attorneys’ fees, expenses and disbursements.

Section 13.	REGISTRATION; EXCHANGE; SUBSTITION OF NOTES.
Section 13.1.    Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
Section 13.2.    Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

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American Assets Trust, L.P.                                Note Purchase Agreement

Section 13.3.    Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

Section 14.	PAYMENTS ON NOTES.
Section 14.1.    Place of Payment. Subject to Section 14.2, payments of principal, Make‑Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make‑Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

Section 15.	EXPENSES, ETC.
Section 15.1.    Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable and documented costs and expenses (including reasonable

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American Assets Trust, L.P.                                Note Purchase Agreement

and documented attorneys’ fees of one special counsel for the holders, taken as a whole, and, if reasonably required by the Required Holders, one local counsel in each applicable jurisdiction and/or one specialty counsel in any applicable specialty) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of any Note Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under any Note Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with any Note Document, or by reason of being a holder of any Note, (b) the costs and expenses, including fees of one financial advisor for all of the holders, taken as a whole, incurred in connection with the insolvency or bankruptcy of any Note Party or any Subsidiary or in connection with any work‑out or restructuring of the transactions contemplated by any Note Document and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500. If required by the NAIC, each Note Party shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI). The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company provided, that the Company shall have no obligation under this clause (iii) to the extent such obligation has resulted from (x) the gross negligence or willful misconduct of a holder or (y) the material breach in bad faith of such holder’s obligations hereunder.
Section 15.2.    Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of any Note Document or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or any other jurisdiction where the Company or any other Note Party has assets or of any amendment of, or waiver or consent under or with respect to, any Note Document, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 15, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder.
Section 15.3.    Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of any Note Document, and the termination of this Agreement.

Section 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of a Note Party pursuant to this Agreement shall be deemed representations and warranties of such Note Party under this Agreement.

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American Assets Trust, L.P.                                Note Purchase Agreement

Subject to the preceding sentence, this Agreement and the other Note Documents embody the entire agreement and understanding between each Purchaser and the Note Parties and supersede all prior agreements and understandings relating to the subject matter hereof.

Section 17.	AMENDMENT AND WAIVER.
Section 17.1.    Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and
(b)     no amendment or waiver may, without the written consent of the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make‑Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 17 or 20.
Section 17.2.    Solicitation of Holders of Notes.
(a)    Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions of any Note Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to any Note Document to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions of any Note Document unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to any Note Document by a holder of a Note that has transferred or has agreed to transfer its Note to (i) any Note Party, any Subsidiary or any Affiliate of any Note Party or (ii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)), in each case in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all

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American Assets Trust, L.P.                                Note Purchase Agreement

other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.    Binding Effect, Etc. Any amendment or waiver consented to as provided in any Note Document applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Note Parties and any holder of a Note and no delay in exercising any rights under any Note Document shall operate as a waiver of any rights of any holder of such Note.
Section 17.4.    Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under any Note Document, or have directed the taking of any action provided in any Note Document to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by any Note Party or any of its Affiliates shall be deemed not to be outstanding.

Section 18.	NOTICES.
Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
(iii)    if to any Note Party, to the Company at its address set forth at the beginning hereof to the attention of Chief Financial Officer with a copy to the General Counsel, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.

Section 19.	REPRODUCTION OF DOCUMENTS.
The Note Documents and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser

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American Assets Trust, L.P.                                Note Purchase Agreement

in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit a Note Party or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

Section 20.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of any Note Party or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of such Note Party or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by a Note Party or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of any Note Party (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, or any other Note Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to any Note Party or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

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American Assets Trust, L.P.                                Note Purchase Agreement

Section 21.	SUBSTITUTION OF PURCHASER.
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

Section 22.	MISCELLANEOUS.
Section 22.1.    Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 22.2.    Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825‑10‑25 - Fair Value Option, International Accounting Standard 39 - Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
(b)    If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and either the Company or the Required Holders shall so request, the holders of the Notes and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the written approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases, whether entered into prior to or after the Closing, shall continue to be classified and accounted for on a basis consistent with that reflected in the financial statements listed on Schedule 5.5 for all purposes under the Note Documents, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually agreeable amendment addressing such changes, as provided for above.

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American Assets Trust, L.P.                                Note Purchase Agreement

(c)    All references herein to consolidated financial statements of the REIT and its Subsidiaries or the Consolidated Group or to the determination of any amount for the REIT and its Subsidiaries or the Consolidated Group on a consolidated basis or any similar reference shall, in each case, be deemed to include each variable interest entity that the REIT or the Consolidated Group, as applicable, is required to consolidate pursuant to FASB ASC 810 as if such variable interest entity were a Subsidiary as defined therein.
(d)    Any financial ratios required to be maintained by the Company pursuant to the Note Documents shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in such Note Document and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 22.3.    Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.    Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Section 22.5.    Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.6.    Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non‑exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company and the REIT agree, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 22.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

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American Assets Trust, L.P.                                Note Purchase Agreement

(c)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(d)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(e)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
* * * * *

‑38‑

American Assets Trust, L.P.                                Note Purchase Agreement

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

AMERICAN ASSETS TRUST, L.P.

By:	American Assets Trust, Inc., its General Partner

By	/s/ ERNEST RADY
Name: Ernest Rady
Title: President and Chief Executive Officer

By	/s/ ROBERT F. BARTON
Name: Robert F. Barton
Title: Executive Vice President and Chief Financial Officer

AMERICAN ASSETS TRUST, INC.

By	/s/ ERNEST RADY
Name: Ernest Rady
Title: President and Chief Executive Officer

By	/s/ ROBERT F. BARTON
Name: Robert F. Barton
Title: Executive Vice President and Chief Financial Officer

‑39‑

American Assets Trust, L.P.                                Note Purchase Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.

THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

By	/s/ THE PRUDENTIAL INSURANCE COMPANY OF AMERICA

PRUDENTIAL ANNUITIES LIFE ASSURANCE CORPORATION

By	PGIM, Inc., as investment manager

By	/s/ PGIM, Inc.

PRUCO LIFE INSURANCE COMPANY

By	/s/ PRUCO LIFE INSURANCE COMPANY

‑40‑

American Assets Trust, L.P.                                Note Purchase Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.

AMERICAN GENERAL LIFE INSURANCE COMPANY
THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

By:	AIG Asset Management (U.S.), LLC, as Investment Adviser

By	/s/ AIG Asset Management (U.S.), LLC

‑41‑

American Assets Trust, L.P.                                Note Purchase Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.

KNIGHTS OF COLUMBUS

By:	/s/ KNIGHTS OF COLUMBUS

‑42‑

American Assets Trust, L.P.                                Note Purchase Agreement

This Agreement is hereby
accepted and agreed to as
of the date hereof.

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ PACIFIC LIFE INSURANCE COMPANY

By	/s/ PACIFIC LIFE INSURANCE COMPANY

‑43‑

Defined Terms
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“2014 Note Purchase Agreement” means that certain note purchase agreement dated as of October 31, 2014 among the Company, the REIT and the purchasers set forth on Schedule B thereto, as amended, restated, supplemented or otherwise modified from time to time.
“2014 Notes” means those certain senior guaranteed notes issued pursuant to the 2014 Note Purchase Agreement.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with the Person specified. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of a Note Party.
“Affiliate Guaranty” is defined in Section 1.2.
“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Annual Capital Expenditure Adjustment” means (i) in the case of a Portfolio Property consisting of a Hotel Property, an office property or a retail property (x) if such Portfolio Property has been owned, or ground leased pursuant to an Eligible Ground Lease, by one or more Subsidiaries of the Company for at least four consecutive full fiscal quarters for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b), 4% of the average of the quarterly gross revenues from such Portfolio Property as set forth in the financial statements for the then most recently ended four consecutive fiscal quarter period of the REIT delivered to the holders pursuant to Section 7.1(a) or (b) and (y) if such Portfolio Property has not been owned, or ground leased pursuant to an Eligible Ground Lease, by one or more Subsidiaries of the Company for at least four consecutive full fiscal quarters for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b), 4% of the average of the quarterly gross revenues from such Portfolio Property for the period consisting of all of the full fiscal quarters of the REIT commencing after the date such Portfolio Property was acquired (or after an Eligible Ground Lease is entered into with respect to such Portfolio Property, if applicable) by a Subsidiary of the Company for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b), and (ii) in the case of any Portfolio Property consisting of a residential property, an amount equal to $125 multiplied by the number of units in such residential property. For purposes of clause (i)(y) of this definition, in the case of any Portfolio Property consisting of a Portfolio Property that is owned, or ground leased pursuant to an Eligible Ground Lease, by one or more Subsidiaries of the Company for at least one full fiscal month of the REIT but less than one full fiscal quarter for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b), the Annual Capital Expenditure Adjustment for such Portfolio Property shall equal (x) if such Portfolio Property is owned, or ground leased pursuant to an Eligible Ground Lease, for less than two full fiscal months of the REIT, the Annual Capital Expenditure Adjustment that would apply to such Portfolio Property if calculated in accordance with the applicable clause of this definition above (but for only the then most recently ended one fiscal month period of the REIT instead of for the period specified in such applicable clause above), multiplied by 3 and (y) if such Portfolio Property is owned, or ground leased pursuant to an Eligible Ground

Schedule A
(to Note Purchase Agreement)

Lease, for at least two full fiscal months of the REIT, the Annual Capital Expenditure Adjustment that would apply to such Portfolio Property if calculated in accordance with the applicable clause of this definition above (but for only the then most recently ended two fiscal month period of the REIT instead of for the period specified in such applicable clause above), multiplied by 3/2.
“Anti-Corruption Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding bribery or any other corrupt activity, including the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010.
“Anti-Money Laundering Laws” means any law or regulation in a U.S. or any non-U.S. jurisdiction regarding money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes, including the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act) and the USA PATRIOT Act.
“Applicable Capitalization Rate” shall have the meaning ascribed to such term in the Primary Credit Facility from time to time, and, if for any reason no Primary Credit Facility then exists or such term is no longer used therein, the Applicable Capitalization Rate most recently in effect. Notwithstanding the foregoing, in no event shall the “Applicable Capitalization Rate” applied under and pursuant to this Agreement at any time be 0.75% less than the related Applicable Capitalization Rate applied under and pursuant to the Primary Credit Facility as of the date hereof (i.e., in no event shall the Applicable Capitalization Rate for a Hotel Property be less than 6.75%).
“Attributable Indebtedness” means, on any date, without duplication, (a) in respect of any Capitalized Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease or other agreement or instrument were accounted for as a Capitalized Lease and (c) all Synthetic Debt of such Person.
“Blocked Person” means (a) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (b) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under U.S. Economic Sanctions Laws or (c) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (a) or (b).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or San Francisco, California are required or authorized to be closed.
“Capitalized Leases” means all leases that have been or should be, in accordance with GAAP, recorded as capitalized leases.

“Cash Equivalents” means any of the following types of Investments:
(a)    readily marketable obligations issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof;
(b)    time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i)(A) is a lender under the Primary Credit Facility or (B) is organized under the laws of the United States of America, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States of America, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (c) of this definition and (iii) has combined capital and surplus of at least $500,000,000, in each case with maturities of not more than one year from the date of acquisition thereof;
(c)    commercial paper issued by any Person organized under the laws of any state of the United States of America and rated at least “Prime‑2” (or the then equivalent grade) by Moody’s or at least “A‑2” (or the then equivalent grade) by S&P, in each case with maturities of not more than 270 days from the date of acquisition thereof;
(d)    Investments, classified in accordance with GAAP as current assets of the Company or any of its Subsidiaries, in money market investment programs registered under the Investment Company Act of 1940, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and the portfolios of which are limited solely to Investments of the character, quality and maturity described in clauses (a), (b) and (c) of this definition; and
(e)    mortgage backed securities that are issued by the Government National Mortgage Association and fully guaranteed by the United States of America having maturities of not more than 30 years from the date of acquisition thereof; provided that the full faith and credit of the United States of America is pledged in support thereof (“GNMA Securities”).
“CFC” means a Person that is a controlled foreign corporation under Section 957 of the Code.
“Change in Control” means an event or series of events by which:
(a)    any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Permitted Holders becomes the “beneficial owner” (as defined in Rules 13d‑3 and 13d‑5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the equity securities of the REIT entitled to vote for members of the board of directors or equivalent governing body of the REIT on a fully diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(b)    (i) the REIT shall cease to be the sole general partner of the Company or shall cease to own, directly, (x) 100% of the general partnership interests of the Company and (y) Equity Interests of the Company representing a majority of the total economic interests of the Equity Interests of the Company, in each case free and clear of all Liens (other than Permitted Judgment Liens and Liens permitted under Section 10.4(a) and (b)) or (ii) any holder of a limited partnership interest in the Company is provided with or obtains voting rights with respect to such limited partnership interest that deprive the REIT, in its capacity as general partner of the Company, of its right to manage the Company in the ordinary course of business and consistent with past practice.
“Closing” is defined in Section 3.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” means American Assets Trust, L.P., a Maryland limited partnership or any successor that becomes such in the manner prescribed in Section 10.7.
“Compliance Certificate” means a certificate substantially in the form of Schedule D.
“Confidential Information” is defined in Section 20.
“Consolidated EBITDA” means, for any period, without duplication, an amount equal to Consolidated Net Income for such period (a) plus the following to the extent deducted in calculating such Consolidated Net Income: (i) Consolidated Interest Expense (plus, to the extent not already included in such Consolidated Interest Expense, amortization of deferred financing costs), (ii) the provision for federal, state, local and foreign income taxes of the Consolidated Group (including the Consolidated Group Pro Rata Share of the provision for Federal, state, local and foreign incomes taxes of each Unconsolidated Affiliate), (iii) non‑cash charges of the Consolidated Group (excluding any non‑cash charge that results in an accrual of a reserve for a cash charge in any future period), (iv) the Consolidated Group Pro Rata Share of non‑cash charges of Unconsolidated Affiliates (excluding any non‑cash charge that results in an accrual of a reserve for a cash charge in any future period), (v) acquisition closing costs of the Consolidated Group that were capitalized prior to FAS 141‑R reducing such Consolidated Net Income (including the Consolidated Group Pro Rata Share of acquisition closing costs of Unconsolidated Affiliates that were capitalized prior to FAS 141‑R reducing such Consolidated Net Income), (vi) depreciation and amortization expense of the Consolidated Group (including the Consolidated Group Pro Rata Share of depreciation and amortization expense of each Unconsolidated Affiliate) and (vii) one‑time costs and expenses relating to issuance of the Notes pursuant to this Agreement and the transactions relating thereto, to the extent such fees and expenses are incurred on or prior to the date that is ninety days following the Closing and minus (b)(i) non‑cash items of the Consolidated Group increasing such Consolidated Net Income (other than the reversal of any accrual of a reserve referred to in the parenthetical in clause (a) (iii) of this definition, except to the extent such reversal results from a cash payment) and (ii) the Consolidated Group Pro Rata Share of non‑cash items of Unconsolidated Affiliates increasing such Consolidated Net Income (other than the reversal of any accrual of a reserve referred to in the parenthetical in clause (a)(iv) of this definition, except to the extent such reversal results from a cash payment).
“Consolidated Fixed Charge Coverage Ratio” means the ratio as of the last day of any fiscal quarter of the REIT of (i) Consolidated EBITDA for the four consecutive fiscal quarter period of the REIT then ending to (ii) Consolidated Fixed Charges for such four consecutive fiscal quarter period.

“Consolidated Fixed Charges” means, for any period, the sum, without duplication, of (i) Consolidated Interest Expense, (ii) scheduled payments of principal on Consolidated Total Indebtedness (excluding any balloon payments payable on maturity of any such Consolidated Total Indebtedness), (iii) the amount of dividends or distributions paid or required to be paid by any member of the Consolidated Group (other than to another member of the Consolidated Group) during such period in respect of its preferred Equity Interests (excluding any balloon payments payable on maturity or redemption in whole of such Equity Interests) and (iv) the Consolidated Group Pro Rata Share of the amount of dividends or distributions paid or required to be paid by any Unconsolidated Affiliate during such period in respect of its preferred Equity Interests (to Persons other than (x) a member of the Consolidated Group or (y) an Unconsolidated Affiliate in which the percentage of Equity Interests of such Unconsolidated Affiliate owned by the Consolidated Group is greater than or equal to the percentage of Equity Interests owned by the Consolidated Group in the Unconsolidated Affiliate paying the dividend or distribution).
Consolidated Group” means, collectively, the Note Parties and their Consolidated Subsidiaries.
“Consolidated Group Pro Rata Share” means, with respect to any Unconsolidated Affiliate, the aggregate percentage interest held by members of the Consolidated Group in such Unconsolidated Affiliate determined by calculating the percentage of Equity Interests of such Unconsolidated Affiliate owned by members of the Consolidated Group.
“Consolidated Interest Expense” means, for any period, without duplication, the sum of (i) total cash interest expense (including, for the avoidance of doubt, capitalized interest) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP plus (ii) the Consolidated Group Pro Rata Share of total cash interest expense (including, for the avoidance of doubt, capitalized interest) of each Unconsolidated Affiliate for such period determined in accordance with GAAP.
“Consolidated Net Income” means, with respect to any period, the sum of (i) the net income (or loss) of the Consolidated Group for such period determined on a consolidated basis in accordance with GAAP, excluding any extraordinary or non‑recurring gain (or extraordinary or non‑recurring loss) realized during such period by any member of the Consolidated Group plus (ii) the Consolidated Group Pro Rata Share of the net income (or loss) of each Unconsolidated Affiliate for such period determined in accordance with GAAP, excluding any extraordinary or non‑recurring gain (or extraordinary or non‑recurring loss) realized during such period by such Unconsolidated Affiliate.
“Consolidated Secured Leverage Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (i) Consolidated Total Secured Indebtedness as of such date to (ii) the Secured Total Asset Value as of such date.
“Consolidated Subsidiaries” means, as to any Person, all Subsidiaries of such Person that are consolidated with such Person for financial reporting purposes under GAAP.
“Consolidated Total Indebtedness” means, as at any date of determination, the sum of (i) the aggregate amount of all Indebtedness owed by the Consolidated Group that would be reflected on a consolidated balance sheet of the Consolidated Group as of such date plus (ii) the Consolidated Group Pro Rata Share of the aggregate amount of all Indebtedness owed by each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (i) Consolidated Total Indebtedness as of such date, less the Unrestricted Cash Amount as of such date to (ii) the Total Asset Value as of such date.
“Consolidated Total Secured Indebtedness” means, as at any date of determination, the sum of (i) the aggregate amount of all Secured Indebtedness owed by members of the Consolidated Group that would be reflected on a consolidated balance sheet of the Consolidated Group as of such date plus (ii) the Consolidated Group Pro Rata Share of the aggregate amount of all Secured Indebtedness owed by each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate.
“Consolidated Total Unsecured Indebtedness” means, as at any date of determination, the sum of (i) the aggregate amount of all Unsecured Indebtedness of the Consolidated Group (including Indebtedness outstanding under this Agreement) that would be reflected on a consolidated balance sheet of the Consolidated Group as of such date plus (ii) the Consolidated Group Pro Rata Share of the aggregate amount of all Unsecured Indebtedness of each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate.
“Consolidated Unsecured Interest Coverage Ratio” means the ratio as of the last day of any fiscal quarter of the REIT of (i) the sum of Unencumbered Property NOI of each Unencumbered Eligible Property for the fiscal quarter of the REIT then ending to (ii) Consolidated Unsecured Interest Expense for such fiscal quarter.
“Consolidated Unsecured Interest Expense” means, for any period, the portion of Consolidated Interest Expense for such period that was incurred in respect of Unsecured Indebtedness owed by any member of the Consolidated Group or an Unconsolidated Affiliate.
“Consolidated Unsecured Leverage Ratio” means, as of any date of determination, the ratio (expressed as a percentage) of (i) Consolidated Total Unsecured Indebtedness as of such date, less the Unrestricted Cash Amount as of such date to (ii) the Unencumbered Asset Value as of such date.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.
“Controlled Entity” means (i) any of the Subsidiaries of a Note Party and any of their or such Note Party’s respective Controlled Affiliates and (ii) if a Note Party has a parent company, such parent company and its Controlled Affiliates.
“Controlled Joint Venture” means a Subsidiary of the Company that (a) is organized under the laws of the United States of America or any State thereof (and each Subsidiary of the Company that directly or indirectly owns any Equity Interests in such Subsidiary that is also organized under the laws of the United States of America or any State thereof), (b) is not a Wholly‑Owned Subsidiary of the Company, and (c) is controlled by a Wholly‑Owned Subsidiary of the Company that is not a borrower or guarantor of, or otherwise does not have a payment obligation in respect of, any Indebtedness for borrowed money that constitutes

Recourse Indebtedness. For purposes of this definition, a Subsidiary of the Company is “controlled” by a Person if such Person has the right to exercise exclusive control over any disposition, refinancing and operating activity of any Unencumbered Portfolio Property owned or ground leased by such Subsidiary without the consent of any other Person (other than (i) the Company or (ii) any Subsidiary of the Company, as long as such Subsidiary does not need the consent of any minority equity holder thereof to consent to any disposition, refinancing or operating activity).
“Debtor Relief Laws” means the Bankruptcy Code of the United States, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means that rate of interest per annum that is the greater of (i) 2.00% above the rate of interest stated in clause (a) of the first paragraph of such Notes or (ii) 2.00% over the rate of interest publicly announced by Bank of America, N.A. in New York, New York as its “base” or “prime” rate.
“Development Investment” is defined in the definition of “Specified Investments” contained herein.
“Direct Owner” means each Subsidiary of the Company that directly owns, or is the ground lessee of an interest in, any Unencumbered Portfolio Property.
“Disclosure Documents” is defined in Section 5.3.
“Disposed Portfolio Property” means, as of any date of determination, any Portfolio Property that is directly or indirectly disposed of by any member of the Consolidated Group to a Person that is not a member of the Consolidated Group during the then most recently ended fiscal quarter of the REIT for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b).
“Disposition” or “Dispose” means the sale, transfer, license, lease (other than a real estate lease entered into in the ordinary course of business) or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“EDGAR” means the SEC’s Electronic Data Gathering, Analysis and Retrieval System or any successor SEC electronic filing system for such purposes.
“Eligible Ground Lease” means a ground lease with respect to a Portfolio Property executed by a Controlled Joint Venture or a Wholly-Owned Subsidiary of the Company, as lessee, that (a) has a minimum remaining term of thirty-five (35) years, including tenant controlled options, as of the date the related Portfolio Property becomes an Unencumbered Eligible Property hereunder, (b) has customary notice rights, default cure rights, bankruptcy new lease rights and other customary provisions for the benefit of a leasehold mortgagee or has equivalent protection for a leasehold permanent mortgagee by a subordination to such leasehold permanent mortgagee of the landlord’s fee interest and (c) is otherwise acceptable for non recourse leasehold mortgage financing under customary prudent lending requirements as reasonably and mutually determined by both the Company and the Required Holders (provided that any ground lease deemed so acceptable by the Company and the Administrative Agent under the Primary Credit Facility shall be deemed to have been determined to be acceptable for purposes of clauses (b) and (c) hereunder).
“Environment” means ambient air, indoor air, surface water, groundwater, drinking water, soil, surface and subsurface strata, and natural resources such as wetlands, flora and fauna.
“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, agreements or governmental restrictions relating to pollution or the protection of the Environment or of human health (to the extent related to exposure to Hazardous Materials), including those relating to the manufacture, generation, handling, transport, storage, treatment, Release or threat of Release of Hazardous Materials.
“Environmental Permit” means any permit, approval, identification number, license or other authorization required under any Environmental Law.
“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination; provided, that Equity Interests shall not include any debt securities or other Indebtedness convertible into, or exchangeable for, Equity Interests.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with a Note Party under section 414 of the Code.
“Event of Default” is defined in Section 11.
“Exemption Condition” means, at any time with respect to any Subsidiary of the Company that is not a Guarantor, such Subsidiary is not a borrower or guarantor of, and does not have a payment obligation in respect of, Indebtedness for borrowed money that constitutes Recourse Indebtedness (other than Indebtedness permitted under Section 10.5(b)).
“Existing Private Placement Notes” means the 2014 Notes, the March 2017 Notes, the May 2017 Notes and the July 2017 Notes.
“Existing Private Placements” means the 2014 Note Purchase Agreement, the March 2017 Note Purchase Agreement, the May 2017 Note Purchase Agreement and the July 2017 Note Purchase Agreement.
“Fitch” means Fitch Ratings Inc., or any successor or assignee of the business of such company in the business of rating debt.

“Form 10‑K” is defined in Section 7.1(b).
“Form 10‑Q” is defined in Section 7.1(a).
“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.
“Governmental Authority” means
(a)    the government of
(i)    the United States of America or any state or other political subdivision thereof, or
(ii)    any other jurisdiction in which any Note Party or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of any Note Party or any Subsidiary, or
(b)    any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
“Governmental Official” means any governmental official or employee, employee of any government‑owned or government‑controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guaranteed Facility” is defined in Section 9.7.
“Guarantors” means, collectively, (a) the REIT and (b) each Subsidiary of the REIT that at such time is a Guarantor.
“Guaranty” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien).

The amount of any Guaranty shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guaranty” as a verb has a corresponding meaning.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances or wastes, including petroleum or petroleum distillates, natural gas, natural gas liquids, asbestos or asbestos‑containing materials, polychlorinated biphenyls, radon gas, toxic mold, infectious or medical wastes and all other substances, wastes, chemicals, pollutants, contaminants or compounds of any nature in any form regulated pursuant to any Environmental Law.
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule A, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Hotel Property” means a Portfolio Property that is (i) operated by or on behalf of one or more Subsidiaries of the Company as a hotel and (ii) designated as a “Hotel Property” in a written notice executed by a Responsible Officer of the REIT and delivered to the holders.
“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:
(a)    all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;
(b)    the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances and similar instruments (including bank guaranties, surety bonds, comfort letters, keep‑well agreements and capital maintenance agreements), in each case to the extent such instruments or agreements support financial, rather than performance, obligations;
(c)    net obligations of such Person under any Swap Contract;
(d)    all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);
(e)    indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse (valued in the case of this clause (e) at the lesser of (i) the aggregate unpaid amount of such indebtedness and (ii) if such indebtedness is non-recourse, the fair market value of the property encumbered thereby by such Person in good faith);
(f)    all Attributable Indebtedness in respect of Capitalized Leases and Synthetic Lease Obligations of such Person and all Synthetic Debt of such Person;

(g)    all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and
(h)    all Guaranties of such Person in respect of any of the foregoing.
For all purposes hereof, the Indebtedness owed by the REIT or any Subsidiary thereof shall include the Consolidated Group Pro Rata Share of the foregoing items and components thereof attributable to Indebtedness owed by Unconsolidated Affiliates. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.
“Indirect Owner” means each Subsidiary of the Company (including, for the avoidance of doubt, each Controlled Joint Venture) that directly or indirectly owns an Equity Interest in the Direct Owner of any Unencumbered Portfolio Property.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 10% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Investment” means, as to any Person, any direct or indirect (a) investment by such Person, consisting of (i) the purchase or other acquisition of Equity Interests or other securities of another Person or (ii) a loan, advance, other extension of credit or capital contribution to, Guaranty or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor Guaranties Indebtedness owed by such other Person, (b) purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit or all or a substantial part of the business of, such Person or (c) purchase, acquisition or other investment in any real property or real property‑related assets (including, without limitation, mortgage loans and other real estate‑related debt investments, investments in unimproved land holdings and Portfolio Properties, and costs to construct real property assets under development). For purposes hereof, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment, but determined net of all payments constituting returns of invested capital received in respect of such Investment and, in the case of a guaranty or similar obligation, such Investment will be reduced to the extent the exposure under such guaranty or similar obligation is reduced.
“July 2017 Note Purchase Agreement” means that certain note purchase agreement dated as of July 19, 2017 among the Company, the REIT and the purchasers set forth on Schedule B thereto, as amended, restated, supplemented or otherwise modified from time to time.
“July 2017 Notes” means those certain senior guaranteed notes issued pursuant to the July 2017 Note Purchase Agreement.

“Laws” means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Lien” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, easement, right‑of‑way or other encumbrance on title to real property, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, and any financing lease having substantially the same economic effect as any of the foregoing).
“Make‑Whole Amount” is defined in Section 8.6.
“March 2017 Note Purchase Agreement” means that certain note purchase agreement dated as of March 1, 2017 among the Company, the REIT and the purchasers set forth on Schedule B thereto, as amended, restated, supplemented or otherwise modified from time to time.
“March 2017 Notes” means those certain senior guaranteed notes issued pursuant to the March 2017 Note Purchase Agreement.
“Material” means material in relation to the business, operations, affairs, financial condition, assets, properties, or prospects of the Consolidated Group taken as a whole.
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, assets, properties, liabilities (actual or contingent) or condition (financial or otherwise) of the REIT or the Company and its Subsidiaries, taken as a whole; (b) a material adverse effect on the rights and remedies of the holder under any Note Document, or of the ability of the Company and the Note Parties, taken as a whole, to perform their obligations under any Note Document; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Note Party of any Note Document to which it is a party.
“Maturity Date” is defined in the first paragraph of each Note.
“May 2017 Note Purchase Agreement” means that certain note purchase agreement dated as of May 23, 2017 among the Company, the REIT and the purchasers set forth on Schedule B thereto, as amended, restated, supplemented or otherwise modified from time to time.
“May 2017 Notes” means those certain senior guaranteed notes issued pursuant to the May 2017 Note Purchase Agreement.
“Memorandum” is defined in Section 5.3.
“Moody’s” means Moody’s Investors Service, Inc. and any successor or assignee of the business of such company in the business of rating debt.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Newly‑Acquired Portfolio Property” means, as of any date of determination, any Portfolio Property acquired or ground leased pursuant to an Eligible Ground Lease by any member of the Consolidated Group from a Person that was not a member of the Consolidated Group during the then most recently ended two consecutive fiscal quarter period of the REIT for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b).
“Nonrecourse Indebtedness” means, with respect to a Person, (a) Indebtedness, or a Guaranty of Indebtedness, in respect of which recourse for payment (except for customary exceptions for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non‑recourse or tax‑exempt financings of real estate, including those set forth on Schedule E) is contractually limited to specific assets of such Person encumbered by a Lien securing such Indebtedness or Guaranty, (b) if such Person is a Single Asset Entity, any Indebtedness owed by such Person (other than Indebtedness described in the immediately following clause (c)), or (c) if such Person is a Single Asset Holding Company, any Indebtedness (“Holdco Indebtedness”) of such Single Asset Holding Company resulting from a Guaranty of, or Lien securing, Indebtedness owed by a Single Asset Entity that is a Subsidiary of such Single Asset Holding Company, so long as, in each case, either (i) recourse for payment of such Holdco Indebtedness (except for customary exceptions for fraud, misrepresentation, misapplication of cash, waste, environmental claims and liabilities, prohibited transfers, violations of single purpose entity covenants, and other circumstances customarily excluded by institutional lenders from exculpation provisions and/or included in separate guaranty or indemnification agreements in non‑recourse or tax‑exempt financings of real estate, including those set forth on Schedule E) is contractually limited to the Equity Interests held by such Single Asset Holding Company in such Single Asset Entity or (ii) such Single Asset Holding Company has no assets other than Equity Interests in such Single Asset Entity and cash and other assets of nominal value incidental to the ownership of the such Single Asset Entity.
“Non‑Stabilized Portfolio Property” means, as of any date of determination, any Portfolio Property (i) that was previously (but is no longer) under development and in which a Development Investment was made by the REIT or a Subsidiary thereof after January 9, 2018 and (ii) in respect of which the Stabilization Date has not occurred on or prior to such date.
“Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code.
“Note Documents” means this Agreement, each Note, the Affiliate Guaranty, and such other documents evidencing, securing or pertaining to this Agreement, the Affiliate Guaranty, or the Notes as shall, from time to time, be executed and/or delivered by any Note Party, or any other party to the holders of the

Notes pursuant to this Agreement or any other Note Document (in each case as the same may be amended, modified, restated, supplemented, extended, renewed or replaced from time to time).
“Note Parties” means, collectively, the Company and each Guarantor.
“Note Party Pro Rata Share” means, with respect to any Controlled Joint Venture, the percentage interest held by the Note Parties, in the aggregate, in such Controlled Joint Venture determined by calculating the percentage of Equity Interests of such Controlled Joint Venture owned, directly or indirectly, by the Note Parties.
“Notes” is defined in Section 1.
“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Note Party arising under any Note Document whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any Note Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the REIT or the Company whose responsibilities extend to the subject matter of such certificate.
“Pari Passu Obligations” means Unsecured Indebtedness (without giving effect to the proviso in the definition thereof and exclusive of the Obligations) of any member of the Consolidated Group owing to a Person that is not a member of the Consolidated Group.
“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
“Permitted Holders” means Ernest S. Rady and the Rady Affiliates.
“Permitted Judgment Liens” means Liens permitted under Section 10.4(g) (solely to the extent the aggregate amount of the judgments secured by such Liens under Section 10.4(g) encumbering (x) Unencumbered Eligible Properties (and the income therefrom and proceeds thereof) and (y) the Equity Interests of any Subsidiary that owns or ground leases an Unencumbered Eligible Property (and any Subsidiary of the Company that directly or indirectly owns any Equity Interests in such Subsidiary) (and the income therefrom and proceeds thereof) does not exceed $10,000,000).
“Permitted Pari Passu Encumbrances” means encumbrances that are contained in documentation evidencing or governing Pari Passu Obligations which encumbrances are the result of (i) limitations on the ability of the REIT or any Subsidiary thereof to transfer property to REIT, the Company, any Guarantor or any Wholly-Owned Subsidiary of the Company, (ii) limitations on the ability of the REIT or any Subsidiary thereof to create, incur, assume or suffer to exist Liens on Unencumbered Eligible Properties or the Equity Interests of any Person that owns, or ground leases under an Eligible Ground Lease, an Unencumbered Eligible Property (or the Equity Interest of any Subsidiary of the Company that directly or indirectly owns any Equity Interests in such Person) or (iii) any requirement that Pari Passu Obligations be secured on an “equal and ratable basis” to the extent that the Obligations are secured.
“Permitted Unencumbered Property Liens” means Liens permitted under Section 10.4(a), (b), (c), (f) and (h) and Permitted Judgment Liens and Permitted Pari Passu Encumbrances.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by any Note Party or any ERISA Affiliate or with respect to which any Note Party or any ERISA Affiliate may have any liability.
“Portfolio Property” means any real property owned or ground leased by a Subsidiary of the Company.
“Portfolio Property Net Operating Income” means, with respect to any Portfolio Property for any fiscal quarter of the REIT, an amount equal to (i) the aggregate gross revenues from the operation of such Portfolio Property from tenants in occupancy and paying rent during such fiscal quarter (or, in the case of a Hotel Property, from the operation of such Portfolio Property during such fiscal quarter), minus (ii) all expenses and other proper charges incurred during such fiscal quarter in connection with the operation of such Portfolio Property (including accruals for real estate taxes and insurance, but excluding any management fees, debt service charges, income taxes, depreciation, amortization and other non‑cash expenses (including, without limitation, non‑cash write‑offs (including with respect to straight line rents) and mark‑to‑market adjustments)), which expenses and accruals shall be calculated in accordance with GAAP; provided, that (i) in the case of a Hotel Property that has been owned, or ground leased under an Eligible Ground Lease, by one or more Subsidiaries of the Company for at least four consecutive full fiscal quarters for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b), the Portfolio Property Net Operating Income of such Hotel Property shall be, for any fiscal quarter of the REIT, the average quarterly Portfolio Property Net Operating Income for the four consecutive full fiscal quarter period ending on the last day of such fiscal quarter of the REIT (with the Portfolio Property Net Operating Income for each fiscal quarter included in such four fiscal quarter period being determined in accordance with this definition without giving effect to this proviso) and (ii) in the case of a Hotel Property that has not been owned, or ground leased under an Eligible Ground Lease, by one or more Subsidiaries of the Company for at least four consecutive full fiscal quarters for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b), the Portfolio Property Net Operating Income of such Hotel Property shall be, for any fiscal quarter of the REIT, the average quarterly Portfolio Property Net Operating Income for the period consisting of all of the full fiscal quarters commencing after the date such Hotel Property was acquired (or after an Eligible Ground Lease is entered into with respect to such Hotel Property, if applicable) by a Subsidiary of the Company for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b) (with the Portfolio Property Net Operating Income for each fiscal quarter included in such period being determined in accordance with this definition without giving effect to this proviso). For purposes of this definition, in the case of any Portfolio Property that is owned, or ground leased pursuant to an Eligible Ground Lease, by one or more Subsidiaries of the Company for at least one full fiscal month of the REIT but less than one full fiscal quarter for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b), the Portfolio Property Net Operating Income of such Portfolio Property shall equal (x) if such Portfolio Property is owned, or ground leased pursuant to an Eligible Ground Lease, for less than two full fiscal months of the REIT, the Portfolio Property Net Operating Income of such Portfolio Property calculated with respect to the then most recently ended fiscal month of the REIT (instead of on the basis of a fiscal quarter as otherwise contemplated herein), multiplied by 3 and (y) if such Portfolio Property is owned, or ground leased pursuant to an Eligible Ground Lease, for at least two full fiscal months of the REIT, the Portfolio Property Net Operating Income of such Portfolio Property calculated with respect to the then most recently ended two fiscal month period of the REIT (instead of on the basis of a fiscal quarter as otherwise contemplated herein), multiplied by 3/2. For the avoidance of doubt, for purposes of this definition, the Portfolio Property Net Operating Income of any Portfolio Property that is owned, or ground leased pursuant to an Eligible Ground Lease, by one or more Subsidiaries of the Company for less than one full fiscal month of the REIT shall be $0.
“Primary Credit Facility” means the Second Amended and Restated Credit Agreement dated as of January 9, 2018, among the Company, as the borrower, the REIT, as guarantor, Bank of America, N.A., as Administrative Agent and the other lenders party thereto, including any renewals, extensions, amendments, supplements, restatements, replacements, increases or refinancing in full (or a majority) thereof (whether such renewal, extension, amendment, restatement, replacement, increases or refinancing in full (or a majority) of such agreement is entered into substantially concurrently with the termination of the existing agreement or at any time before or after if no new agreement is then substantially concurrently entered into).
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Qualified Development Property” means, as of any date of determination, all or any portion of a Portfolio Property which, on such date, is the subject of ground‑up development; provided that such Portfolio Property (or portion thereof) will only constitute a Qualified Development Property (i) if all requisite zoning requirements and land use requirements have been satisfied, and all permits and approvals have been obtained for all grading, offsite and infrastructure work necessary to improve the applicable Portfolio Property (or portion thereof) as intended have been obtained, (ii) if physical site improvement thereto has commenced and is continuing, and (iii) until the date on which all applicable improvements thereto receive a final certificate of occupancy or equivalent certification allowing legal occupancy thereof for its intended purpose.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“Quarterly Period” means the most recently ended three (3) calendar month period for which the Company has provided financial information pursuant to Sections 7.1(a) or (b).

“QPAM Exemption” is defined in Section 6.2(d).
“Rady Affiliates” shall mean (i) all lineal descendants of Ernest S. Rady and all spouses and adopted children of Ernest S. Rady and such descendants; (ii) all trusts for the benefit of any person described in clause (i) and trustees of such trusts; (iii) all legal representatives of any person or trust described in clause (i) or (ii); and (iv) all partnerships, corporations, limited liability companies or other entities Controlling, Controlled by or under common Control with Ernest S. Rady or any person, trust or other entity described in clauses (i), (ii) or (iii).
“Real Estate Investment Trust” means any Person that qualifies as a real estate investment trust under Sections 856 through 860 of the Code.
“Recourse Indebtedness” means, with respect to any Person, Indebtedness owed by such Person other than (a) Nonrecourse Indebtedness owed by such Person and (b) Indebtedness under the Note Documents.
“REIT” means American Assets Trust, Inc., a Maryland corporation, together with its successors.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Release” means any release, spill, emission, discharge, deposit, disposal, leaking, pumping, pouring, dumping, emptying, injection or leaching into the Environment, or into, from or through any building, structure or facility.
“Required Holders” means at any time on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by any Note Party or any of their Affiliates).
“Responsible Officer” means any Senior Financial Officer and any other officer of the REIT or the Company with responsibility for the administration of the relevant portion of this Agreement.
“S&P” means Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw‑Hill Companies, Inc., or any successor or assignee of the business of such division in the business of rating debt.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“Secured Indebtedness” means, with respect to any Person, all Indebtedness owed by such Person that is secured by a mortgage, deed of trust, lien, pledge, encumbrance, security interest or other Lien (excluding in any event Indebtedness outstanding under the Primary Credit Agreement, the Existing Private Placement Notes, this Agreement and the Notes; provided this parenthetical will not be effective until such time and for so long as it has been included in the Primary Credit Facility and each of the Existing Private Placements).
“Secured Recourse Indebtedness” means, as to any Person, Recourse Indebtedness owed by such Person that constitutes Secured Indebtedness.

“Secured Total Asset Value” means, as of any time for the Consolidated Group, the sum of (i) Total Asset Value and (ii) the Consolidated Group Pro Rata Share of all cash and Cash Equivalents owned by Unconsolidated Affiliates, in each case at such time.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the REIT or the Company.
“Significant Subsidiary” means, as of any date, each Subsidiary of the REIT whose assets have an aggregate book value that is greater than five percent (5.00%) of the aggregate book value of the assets of the Consolidated Group (it being understood that such calculations shall be determined in the aggregate for all Subsidiaries of the REIT subject to any of the events specified in clause (g), (h) or (i) of Section 11).
“Single Asset Entity” means a Person (other than an individual) that (a) only owns a single real property and/or cash and other assets of nominal value incidental to such Person’s ownership of such real property; (b) is engaged only in the business of owning, developing and/or leasing such real property and activities incidental thereto; and (c) receives substantially all of its gross revenues from such real property. In addition, if the assets of a Person consist solely of (i) Equity Interests in one or more other Single Asset Entities and (ii) cash and other assets of nominal value incidental to such Person’s ownership of the other Single Asset Entities, such Person shall also be deemed to be a Single Asset Entity for purposes of this Agreement (such an entity, a “Single Asset Holding Company”).
“Single Asset Holding Company” has the meaning given that term in the definition of Single Asset Entity.
“Solvent” means, with respect to any Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature, (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital, and (e) such Person is able to pay its debts and liabilities, contingent obligations and other commitments as they mature in the ordinary course of business. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Source” is defined in Section 6.2.
“Specified Investments” means Investments by the REIT, the Company or any of their respective Subsidiaries in or in respect of (a) costs to construct Portfolio Properties (i.e., construction-in-progress) and real property assets under development (a “Development Investment”), (b) Unconsolidated Affiliates,

(c) unimproved land holdings and (d) commercial mortgage loans and commercial real estate-related mezzanine loans.
“Stabilization Date” means, with respect to any Portfolio Property under development in which a Development Investment was made by the REIT or a Subsidiary thereof and subsequent to such Investment the construction of such Portfolio Property has been substantially completed, the date that is the earlier of (i) the last day of the first full fiscal quarter of the REIT following substantial completion of such construction for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b) and in which Portfolio Property Net Operating Income of such Portfolio Property for such fiscal quarter is greater than $0 and (ii) the last day of the second full fiscal quarter of the REIT following substantial completion of such construction in which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b).
“Stabilized Portfolio Property” means, as of any date of determination, any Portfolio Property (i) that was previously (but is no longer) under development and in which a Development Investment was made by the REIT or a Subsidiary thereof after January 9, 2018 and (ii) in respect of which the Stabilization Date has occurred on or prior to such date.
“State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws.
“Subsidiary” of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Note Party.
“Subsidiary Guarantor” means each Subsidiary that has executed and delivered the Affiliate Guaranty or has executed and delivered a joinder to the Affiliate Guaranty (if any).
“Substitute Purchaser” is defined in Section 21.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross‑currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any

International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark‑to‑market value(s) for such Swap Contracts, as determined based upon one or more mid‑market or other readily available quotations provided by any recognized dealer in such Swap Contracts.
“Synthetic Debt” means, with respect to any Person as of any date of determination thereof, all obligations of such Person in respect of transactions entered into by such Person that are intended to function primarily as a borrowing of funds (including any minority interest transactions that function primarily as a borrowing) but are not otherwise included in the definition of “Indebtedness” or as a liability on the consolidated balance sheet of such Person and its Subsidiaries in accordance with GAAP.
“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so‑called synthetic, off‑balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as Indebtedness owed by such Person (without regard to accounting treatment).
“Total Asset Value” or “TAV” means, as of any time for the Consolidated Group, without duplication, (a) an amount equal (i) to the sum of the Portfolio Property Net Operating Income of each Portfolio Property owned, or ground leased pursuant to an Eligible Ground Lease, by the Consolidated Group for the then most recently ended fiscal quarter of the REIT for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b) (excluding each Disposed Portfolio Property, each Newly‑Acquired Portfolio Property, each Qualified Development Property and each Non‑Stabilized Portfolio Property), divided by the Applicable Capitalization Rate for each such Portfolio Property, multiplied by (ii) four, plus (b) the acquisition cost paid by the applicable member(s) of the Consolidated Group for each Newly‑Acquired Portfolio Property, plus (c) the aggregate book value of all Specified Investments owned by the Consolidated Group at such time, plus (d) the aggregate undepreciated book value of all Qualified Development Properties and all Non‑Stabilized Portfolio Properties at such time, plus (e) the Consolidated Group Pro Rata Share of each of the items referenced in clauses (a) through (d) of this definition (and the components thereof) to the extent relating to Portfolio Properties, Specified Investments, Qualified Development Properties or Non‑Stabilized Portfolio Properties, as applicable, owned by Unconsolidated Affiliates which Portfolio Property, Specified Investment, Qualified Development Property or Non‑Stabilized Portfolio Property would, if owned or ground leased by a member of the Consolidated Group, constitute a Portfolio Property, Specified Investment, Qualified Development Property or Non‑Stabilized Portfolio Property described in one of the clauses above, will be included in the calculation of Total Asset Value on a basis consistent with the above treatment for properties owned or ground leased by the Consolidated Group plus (f) all cash and Cash Equivalents owned by the Consolidated Group at such time; provided, that notwithstanding the foregoing for purposes of calculating Total Asset Value at any time:
(i)    not more than twenty-five percent (25%) of the Total Asset Value at any time may be attributable to costs to construct Portfolio Properties (i.e., construction-in-progress) and real property assets under development, with any excess over the foregoing limit being excluded from Total Asset Value;
(ii)    not more than five percent (5%) of the Total Asset Value at any time may be attributable to unimproved land holdings (excluding, for the avoidance of doubt, investments accounted for under clause (i) above), with any excess over the foregoing limit being excluded from Total Asset Value;
(iii)    not more than ten percent (10%) of the Total Asset Value at any time may be attributable to commercial mortgage loans, and commercial real estate-related mezzanine loans, with any excess over the foregoing limit being excluded from Total Asset Value;
(iv)    not more than twenty percent (20%) of the Total Asset Value at any time may be attributable to Investments in Unconsolidated Affiliates, with any excess over the foregoing limit being excluded from Total Asset Value; and
(v)    not more than twenty-five percent (25%) of the Total Asset Value at any time may be attributable to Specified Investments, with any excess over the foregoing limit being excluded from Total Asset Value.
“Unconsolidated Affiliate” means, at any date, any Person (x) in which the Consolidated Group, directly or indirectly, holds an Equity Interest, which investment is accounted for in the consolidated financial statements of the Consolidated Group on an equity basis of accounting and (y) whose financial results are not consolidated with the financial results of the Consolidated Group under GAAP.
“Unencumbered Asset Value” means, as of any time for the Consolidated Group, without duplication, (a) an amount equal to (i) the sum of the Unencumbered Property NOI of each Unencumbered Eligible Property owned, or ground leased under an Eligible Ground Lease, by the Consolidated Group for the then most recently ended fiscal quarter of the REIT for which financial statements have been provided to the holders pursuant to Section 7.1(a) or (b) (excluding each Unencumbered Eligible Property that is a Disposed Portfolio Property, a Newly‑Acquired Portfolio Property, a Qualified Development Property or a Non‑Stabilized Portfolio Property), divided by the Applicable Capitalization Rate for each such Unencumbered Eligible Property, multiplied by (ii) four, plus (b) the undepreciated book value at such time of each Unencumbered Eligible Property that is a Qualified Development Property or a Non‑Stabilized Portfolio Property, plus (c) the acquisition cost paid by the applicable member(s) of the Consolidated Group for each Unencumbered Eligible Property that is a Newly‑Acquired Portfolio Property; provided, that with respect to the acquisition of any Newly‑Acquired Property by a Controlled Joint Venture, only the Note Party Pro Rata Share of such acquisition cost shall be included in the calculation of Unencumbered Asset Value; provided, further, that:
(a)    not more than 20% of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Properties that are not office, retail or multi‑family properties (and, for purposes of determining compliance with such 20% limitation, if an Unencumbered Eligible Property is considered “multi‑use,” the Company shall be permitted to include the Unencumbered Property NOI of such Unencumbered Eligible Property’s office, retail or multi‑family component without limitation under this clause (a)), with any excess over the foregoing limit being excluded from the Unencumbered Asset Value;

(b)    not more than 20% of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Properties that are either owned by a Controlled Joint Venture or ground leased under an Eligible Ground Lease, with any excess over the foregoing limit being excluded from the Unencumbered Asset Value;
(c)    not more than 10% of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Properties that constitute Qualified Development Properties, with any excess over the foregoing limit being excluded from the Unencumbered Asset Value; and
(d)    not more than 20% of the Unencumbered Asset Value at any time may be in respect of Unencumbered Eligible Properties that are referenced in clauses (b) and (c) above, with any excess over the foregoing limit being excluded from the Unencumbered Asset Value.
“Unencumbered Eligible Property” means, at any time, an Unencumbered Portfolio Property that meets each of the following criteria at such time:
(a)    each Direct Owner and Indirect Owner of such Unencumbered Portfolio Property is a Wholly Owned Subsidiary of the Company or a Controlled Joint Venture, in each case, that is organized in the District of Columbia or a state within the United States of America, and such Unencumbered Portfolio Property is located in the District of Columbia or a state within the United States of America;
(b)    such Unencumbered Portfolio Property (and the income therefrom and proceeds thereof) is not subject to any Liens or other encumbrances (other than Permitted Unencumbered Property Liens), and such Unencumbered Portfolio Property is in good order and condition and is free of all title, survey and other defects (other than defects constituting Permitted Unencumbered Property Liens);
(c)    the Equity Interests of each Direct Owner, and those of each Indirect Owner of any such Direct Owner (each an “Indirect Owner”), are not junior in any manner to any other class of Equity Interests in such Person or subject to any Liens or other encumbrances (other than Liens permitted under Section 10.4(a), (b), (c) or (l) and Permitted Pari Passu Encumbrances);
(d)    no Direct Owner or Indirect Owner of such Unencumbered Portfolio Property shall have any Indebtedness (other than the Obligations, the “Obligations” under the Primary Credit Facility and other Indebtedness permitted under Section 10.5) and shall not be subject to any proceedings under any Debtor Relief Law;
(e)    such Unencumbered Portfolio Property is free of Hazardous Materials except as would not materially affect the value of such Unencumbered Portfolio Property;
(f)    such Unencumbered Portfolio Property is free and clear of all negative pledges or any restrictions on the ability of the Subsidiary of the Company that owns or ground leases such Unencumbered Portfolio Property to transfer or encumber such Unencumbered Portfolio Property, except for (1) Permitted Pari Passu Encumbrances and (2) customary restrictions on Liens, assignments and transfers of assets contained in leases, licenses and other Contractual Obligations entered into in the ordinary course of business that (x) do not prevent the grant of a Lien on such Unencumbered Portfolio Property to secure the Obligations, (y) would not prevent a mortgagee of such Unencumbered Portfolio Property from transferring such Unencumbered Portfolio Property in the event such mortgagee were to foreclose on its Lien on such Unencumbered Portfolio Property and (z) do not materially impair or interfere in the use or operations of such Unencumbered Portfolio Property or the remedies of any holder of the Notes under the Note Documents; and
(g)    in the case of an Unencumbered Portfolio Property other than a Qualified Development Property, after giving pro forma effect to the inclusion of such Unencumbered Portfolio Property as an Unencumbered Eligible Property, the aggregate minimum occupancy for all Unencumbered Portfolio Properties (other than Hotel Properties) included in the calculation of Unencumbered Asset Value shall be at least 80%;
provided, that (i) an Unencumbered Portfolio Property shall not constitute an Unencumbered Eligible Property unless and until the Company has delivered to the holders a certificate signed by a Responsible Officer of the Company designating such Unencumbered Portfolio Property as an “Unencumbered Eligible Property” and certifying that such Unencumbered Portfolio Property satisfies each of the eligibility criteria set forth in clauses (a) through (g) above (or, in the case an Unencumbered Portfolio Property that satisfies each of the eligibility criteria set forth in clauses (a) through (g) above on the Closing, is listed on Schedule F hereto), (ii) if at any time any Unencumbered Portfolio Property that is included as an “Unencumbered Eligible Property” (whether on the Closing or at any thereafter) ceases to satisfy any of the eligibility criteria set forth in clauses (a) through (g) above, such Unencumbered Portfolio Property shall automatically cease to be an Unencumbered Eligible Property at such time and the Company shall promptly notify the holders in writing thereof and (iii) the Company may rescind the designation of any Unencumbered Portfolio Property as an “Unencumbered Eligible Property” at any time by providing written notice thereof to the holder so long as (x) no Default or Event of Default has occurred and is continuing or would result therefrom and (y) the Note Parties are in pro forma compliance with the covenants contained in Section 10.9(b) through (f) after giving effect thereto.
Notwithstanding the foregoing, any Unencumbered Portfolio Property shall not be deemed an “Unencumbered Eligible Property” if any Direct Owner or Indirect Owner that is not a Guarantor is obligated in respect of any outstanding Indebtedness for borrowed money that constitutes Recourse Indebtedness.
“Unencumbered Portfolio Property” means any real property (i) that is 100% directly owned by one or more Wholly‑Owned Subsidiaries of the Company that are Guarantors; (ii) that is 100% owned directly by a Controlled Joint Venture or (iii) in which one or more Wholly‑Owned Subsidiaries of the Company that are Guarantors or a Controlled Joint Venture, as applicable, holds a 100% ground leasehold interest under an Eligible Ground Lease; provided, that in the case of clauses (i) and (iii) of this definition, if the Exemption Condition exists at any time with respect to a Wholly‑Owned Subsidiary of the Company that owns or ground leases all or any portion of such real property, the requirement that such Wholly‑Owned Subsidiary be a Guarantor shall not apply to such Wholly‑Owned Subsidiary.
“Unencumbered Property NOI” means, with respect to any Unencumbered Eligible Property for any fiscal quarter of the REIT, an amount equal to (a) the Portfolio Property Net Operating Income of such Unencumbered Eligible Property for such fiscal quarter, minus (b) the Annual Capital Expenditure Adjustment with respect to such Unencumbered Eligible Property for such fiscal quarter; provided, that if an Unencumbered Eligible Property is owned, or ground leased under an Eligible Ground Lease, by a Controlled Joint Venture, the Unencumbered Property NOI of such Unencumbered Eligible Property shall, for such period, be the Note Party Pro Rata Share of such Unencumbered Property NOI.

“Unrestricted Cash Amount” means, as of any date, an amount equal to the greater of (a) the excess of (i) the aggregate amount of cash and Cash Equivalents of the Consolidated Group on such date that are not subject to any pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank where such cash is maintained), minus (ii) the sum of (x) $15,000,000, plus (y) amounts included in the foregoing clause (i) that are held in the name of, or in the possession or control of a Person (other than any possession or control by such Person arising solely from such Person acting in its capacity as a depository or financial intermediary for, or on behalf of, a member of the Consolidated Group) that is not the REIT, the Company or any their respective Subsidiaries as deposits or security for contractual obligations and (b) $0.
“Unsecured Indebtedness” means, with respect to any Person, all Indebtedness owed by such Person that is not Secured Indebtedness; provided however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.
“USA PATRIOT Act” means United States Public Law 107‑56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.
“Wholly‑Owned Subsidiary” shall mean, as to any Person, (a) any corporation 100% of whose Equity Interests (other than directors’ qualifying shares) is at the time owned by such Person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such Person and/or one or more Wholly Owned Subsidiaries of such Person have a 100% equity interest at such time. For purposes hereof, so long as the Borrower remains a Subsidiary of the REIT, the Borrower and its Wholly Owned Subsidiaries shall be deemed to be Wholly-Owned Subsidiaries of the REIT.

[Form of Series G Note]

AMERICAN ASSETS TRUST, L.P.
3.91% SENIOR GUARANTEED NOTE, SERIES G, DUE JULY 30, 2030

No. [_____]                                                [Date]
$[___________]                                     PPN 02401@AG4

For Value Received, the undersigned, American Assets Trust, L.P. (herein called the “Company”), a limited partnership organized and existing under the laws of the State of Maryland, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] Dollars (or so much thereof as shall not have been prepaid) on July 30, 2030 (the “Maturity Date”), with interest (computed on the basis of a 360‑day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 3.91% per annum from the date hereof, payable semi-annually, on the 30th day of January and July in each year, commencing with the 30th day of January or July next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make‑Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.91% or (ii) 2.00% over the rate of interest publicly announced by Bank of America, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make‑Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Bank of America, N.A., in New York, New York or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Guaranteed Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of July 30, 2019 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

Schedule 1
(to Note Purchase Agreement)

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make‑Whole Amount) and with the effect provided in the Note Purchase Agreement.
The payment and performance of this Note is unconditionally guaranteed by the Guarantors pursuant to the Affiliate Guaranty.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the law of a jurisdiction other than such State.

AMERICAN ASSETS TRUST, L.P.

By:	American Assets Trust, Inc., its General Partner

By
Name: Ernest Rady
Title: President and Chief Executive Officer

By
Name: Robert F. Barton
Title: Executive Vice President and Chief Financial Officer

Form of Opinions of Special Counsel
to the Note Parties

Schedule 4.4(a)(x)

Matters To Be Covered in
Opinion of Latham & Watkins LLP

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

Schedule 4.4(a)
(to Note Purchase Agreement)

Schedule 4.4(a)(y)

Matters To Be Covered in
Opinion of Venable LLP

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

Schedule 4.4(a)
(to Note Purchase Agreement)

Schedule 4.4(a)(z)

Matters To Be Covered in
Opinion of Adam Wyll, Esq.

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

Schedule 4.4(a)
(to Note Purchase Agreement)

Form of Opinion of Special Counsel
to The Purchasers

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

Schedule 4.4(b)
(to Note Purchase Agreement)

Disclosure Materials
Schedule 5.3

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

Schedule 5.3
(to Note Purchase Agreement)

Schedule 5.4
Subsidiaries of the Note Parties and Ownership of Subsidiary Stock

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

Schedule 5.4
(to Note Purchase Agreement)

Schedule 5.5
Financial Statements
Audited financial statements for the fiscal year ended December 31, 2018 for the Company - filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2018
Audited financial statements for the fiscal year ended December 31, 2017 for the Company - filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017
Audited financial statements for the fiscal year ended December 31, 2016 for the Company - filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016
Audited financial statements for the fiscal year ended December 31, 2015 for the Company - filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015
Audited financial statements for the fiscal year ended December 31, 2014 for the Company - filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014
Audited financial statements for the fiscal year ended December 31, 2013 for the Company - filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013
Audited financial statements for the fiscal year ended December 31, 2012 for the Company - filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012
Audited financial statements for the fiscal year ended December 31, 2011 for the Company - filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011
Audited financial statements for the fiscal year ended December 31, 2010 for the Company - filed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010
Unaudited quarterly financial statements for the quarter ended March 31, 2019 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019
Unaudited quarterly financial statements for the quarter ended September 30, 2018 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2018
Unaudited quarterly financial statements for the quarter ended June 30, 2018 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018
Unaudited quarterly financial statements for the quarter ended March 31, 2018 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018
Unaudited quarterly financial statements for the quarter ended September 30, 2017 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2017
Unaudited quarterly financial statements for the quarter ended June 30, 2017 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2017

Schedule 5.5
(to Note Purchase Agreement)

Unaudited quarterly financial statements for the quarter ended March 31, 2017 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017
Unaudited quarterly financial statements for the quarter ended September 30, 2016 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2016
Unaudited quarterly financial statements for the quarter ended June 30, 2016 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016
Unaudited quarterly financial statements for the quarter ended March 31, 2016 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016
Unaudited quarterly financial statements for the quarter ended September 30, 2015 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2015
Unaudited quarterly financial statements for the quarter ended June 30, 2015 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2015
Unaudited quarterly financial statements for the quarter ended March 31, 2015 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015
Unaudited quarterly financial statements for the quarter ended September 30, 2014 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014
Unaudited quarterly financial statements for the quarter ended June 30, 2014 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2014
Unaudited quarterly financial statements for the quarter ended March 31, 2014 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2014
Unaudited quarterly financial statements for the quarter ended September 30, 2013 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2013
Unaudited quarterly financial statements for the quarter ended June 30, 2013 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2013
Unaudited quarterly financial statements for the quarter ended March 31, 2013 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013
Unaudited quarterly financial statements for the quarter ended September 30, 2012 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012
Unaudited quarterly financial statements for the quarter ended June 30, 2012 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2012
Unaudited quarterly financial statements for the quarter ended March 31, 2012 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2012

5.5-2

Unaudited quarterly financial statements for the quarter ended September 30, 2011 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2011
Unaudited quarterly financial statements for the quarter ended June 30, 2011 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2011
Unaudited quarterly financial statements for the quarter ended March 31, 2011 for the Company - filed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011

5.5-3

SCHEDULE 5.15
EXISTING INDEBTEDNESS
(amount in thousands)

(amount in thousands)
Obligor	Obligee/Servicer/Agent	Collateral	Amount Outstanding at 7/1/2019	Interest Rate on Loan	Maturity Date

SBTC Holdings, LLC	Wells Fargo	Solana Beach Towne Centre	34,557	6.36%	June 1, 2020
Pacific VC Holdings, LLC	Wells Fargo	Torrey VCs	6,555	5.91%	June 1, 2020
SBCC Holdings, LLC	Wells Fargo	Solana Beach Corporate Centre - I & II	10,367	5.91%	June 1, 2020
AAT CC Bellevue, LLC	PNC	City Center Bellevue	111,000	3.98%	November 1, 2022

		Sub-Total	162,479

	BAML	Line of Credit - Unsecured Term Loan	100,000	4.13%	January 9, 2021	1
		Note Purchase Agreement - Series A	150,000	3.88%	October 31, 2021
	US Bank	Unsecured Term Loan - Term Loan B	100,000	2.75%	March 1, 2023
	US Bank	Unsecured Term Loan - Term Loan C	50,000	2.74%	March 1, 2023
		Note Purchase Agreement - Series F	100,000	3.85%	July 19, 2024
		Note Purchase Agreement - Series B	100,000	4.45%	February 2, 2025
		Note Purchase Agreement - Series C	100,000	4.5%	April 1, 2025
		Note Purchase Agreement - Series D	250,000	3.87%	March 1, 2027
		Note Purchase Agreement - Series E	100,000	4.18%	May 23, 2029

		Sub-Total	1,050,000

		Unsecured Revolving Line of Credit	95,000	Variable	January 9, 2019	1

		Total	1,307,479

1 Includes extension options

Schedule 5.15
(to Note Purchase Agreement)

Schedule 10.4(m)
Existing Liens

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

Schedule 10.4(m)
(to Note Purchase Agreement)

Schedule 10.6(j)
Investments

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

Schedule 10.6(j)
(to Note Purchase Agreement)

Schedule B

Information Relating to Purchasers

Contents have been omitted pursuant to Item 601(a)(5) of Regulation S-K.  See exhibit title for identification of the contents of this exhibit that have been omitted.

Schedule B
(to Note Purchase Agreement)

[Form of Affiliate Guaranty]

SCHEDULE C
AFFILIATE GUARANTY AGREEMENT
This Affiliate Guaranty (as amended, modified, restated and/or supplemented from time to time, this “Guaranty”) is executed as of July 30, 2019, by each undersigned Guarantor (each a “Guarantor,” and collectively, the “Guarantors”), for the benefit of the Purchasers (as defined below) and the other holders from time to time of the Notes (as defined below). The Purchasers and such other holders are herein collectively referred to as the “Holders” and individually a “Holder.”
Recitals:
Whereas, American Assets Trust, Inc., a Maryland corporation (the “REIT”) and American Assets Trust, L.P., a Maryland limited partnership (the “Company”), are entering into a Note Purchase Agreement dated as of July 30, 2019 (as amended, modified, supplemented or restated from time to time, the “Note Purchase Agreement”) with the Persons listed on the signature pages thereto (the “Purchasers”) simultaneously with the delivery of this Guaranty (this “Guaranty”). Capitalized terms used herein shall have the meanings specified in the Note Purchase Agreement unless otherwise defined herein.
Whereas, the Company has authorized the issuance and sale, pursuant to the Note Purchase Agreement of, $150,000,000 aggregate principal amount of its 3.91% Senior Guaranteed Notes, Series G, due July 30, 2030 (the “Notes”).
Whereas, each Guarantor is either the REIT, which is the direct parent of the Company or a direct or indirect Subsidiary of the Company and will, directly or indirectly, benefit from the financing arrangements contemplated by the Note Purchase Agreement.
Whereas, this Guaranty is integral to the transactions contemplated by the Note Purchase Agreement, and the execution and delivery hereof is a condition precedent to the effectiveness of the Note Purchase Agreement and the Purchasers’ obligation to purchase the Notes.
Whereas, each Guarantor will obtain substantial direct and indirect benefits from the issuance of the Notes by the Company and, accordingly, desires to execute this Guaranty in order to satisfy the condition described in the preceding paragraph and to induce the Purchasers to purchase the Notes.
Now, Therefore, as an inducement to the Purchasers to enter into the Note Purchase Agreement and to purchase the Notes thereunder, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, each Guarantor hereby makes the following representations and warranties to the Holders of the Notes and the other parties to whom any Obligations are owing, and hereby covenants and agrees as follows:

Schedule C
(to Note Purchase Agreement)

Section 1.	Guaranty.
Each Guarantor, jointly and severally with the other Guarantors, hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all of the Obligations, including without limitation (i) the principal of, premium, if any, and interest on the Notes issued by the Company under the Note Purchase Agreement, (ii) all renewals, extensions, amendments, refinancings and other modifications thereof, and (iii) all out‑of‑pocket expenses incurred by any Holder (including the reasonable fees, charges and disbursements of one counsel for the Holders, taken as a whole) in connection with the collection or enforcement thereof for which the Company is liable under the Note Purchase Agreement, and whether recovery upon such Obligations may be or hereafter become unenforceable or shall be an allowed or disallowed claim under any proceeding or case commenced by or against the Company or any other Note Party under the Bankruptcy Code (Title 11, United States Code), any successor statute or any other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect (collectively, “Debtor Relief Laws”), and including interest that accrues after the commencement by or against the Company or any other Note Party of any proceeding under any Debtor Relief Laws (collectively, the “Guaranteed Obligations”). The books and records of the Holders showing the amount of the Guaranteed Obligations shall be admissible in evidence in any action or proceeding, and shall be binding upon the Guarantors and conclusive for the purpose of establishing the amount of the Guaranteed Obligations absent manifest error. This Guaranty shall not be affected by the genuineness, validity, regularity or enforceability of the Guaranteed Obligations or any instrument or agreement evidencing any Guaranteed Obligations, or by the existence, validity, enforceability, perfection, non‑perfection or extent of any collateral therefor, or by any fact or circumstance relating to the Guaranteed Obligations which might otherwise constitute a defense to the obligations of any Guarantor under this Guaranty, and each Guarantor hereby irrevocably waives any defenses (other than the defense of payment and performance in full of the Guaranteed Obligations) it may now have or hereafter acquire in any way relating to any or all of the foregoing.
Anything contained in this Guaranty to the contrary notwithstanding, it is the intention of each Guarantor and the Holders that the obligations of each Guarantor hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of the Bankruptcy Code (Title 11, United States Code) or any comparable provisions of any similar federal or state law. To that end, but only in the event and to the extent that after giving effect to Section 17 of this Guaranty, such Guarantor’s obligations with respect to the Guaranteed Obligations or any payment made pursuant to such Guaranteed Obligations would, but for the operation of the first sentence of this paragraph, be subject to avoidance or recovery in any such proceeding under applicable Debtor Relief Laws after giving effect to Section 17 of this Guaranty, the amount of such Guarantor’s obligations with respect to the Guaranteed Obligations shall be limited to the largest amount which, after giving effect thereto, would not, under applicable Debtor Relief Laws, render such Guarantor’s obligations with respect to the Guaranteed Obligations unenforceable or avoidable or otherwise subject to recovery under applicable Debtor Relief Laws. To the extent any payment actually made pursuant to the Guaranteed Obligations exceeds the limitation of the first sentence of this paragraph and is otherwise subject to avoidance and recovery in any such proceeding under applicable Debtor Relief Laws, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment exceeds such limitation, and the Guaranteed Obligations as limited by the first sentence of this paragraph shall in all events remain in full force and effect and be fully enforceable against such Guarantor. The first sentence of this paragraph is intended solely to preserve the rights of the Holders hereunder against such

Guarantor in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and neither such Guarantor, the Company, any other Guarantor nor any other Person shall have any right or claim under such sentence that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

Section 2.	Rights of Holders.
Each Guarantor consents and agrees that the Holders may, at any time and from time to time, without notice or demand, and without affecting the enforceability or continuing effectiveness hereof: (a) amend, extend, renew, compromise, discharge, accelerate or otherwise change the times for payment or the terms of the Guaranteed Obligations or any part thereof; (b) take, hold, exchange, enforce, waive, release, fail to perfect, sell, or otherwise dispose of any security for the payment of this Guaranty or any Guaranteed Obligations; (c) apply such security (if any) and direct the order or manner of sale thereof as the Holders in their sole discretion may determine; and (d) release or substitute one or more of any endorsers or other guarantors of any of the Guaranteed Obligations. Without limiting the generality of the foregoing, each Guarantor consents to the taking of, or failure to take, any action which might in any manner or to any extent vary the risks of the Guarantors under this Guaranty or which, but for this provision, might operate as a discharge of one or more of the Guarantors.

Section 3.	Certain Waivers.
Each Guarantor waives (a) any defense arising by reason of any disability or other defense of the Company, any other Note Party or any other guarantor of the Guaranteed Obligations or any part thereof, or the cessation from any cause whatsoever (including any act or omission of any Holder) of the liability of the Company; (b) any defense based on any claim that such Guarantor’s obligations exceed or are more burdensome than those of the Company; (c) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder; (d) any right to require any Holder to proceed against the Company or any other Note Party, proceed against or exhaust any security for any of the Guaranteed Obligations, or pursue any other remedy in the power of any Holder; (e) any benefit of and any right to participate in any security now or hereafter held by any Holder; and (f) to the full extent permitted by law, any and all other defenses (other than the defense of payment and performance in full of the Guaranteed Obligations) or benefits that may be derived from or afforded by applicable law limiting the liability of or exonerating guarantors or sureties. Each Guarantor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Guaranteed Obligations, and all notices of acceptance of this Guaranty or of the existence, creation or incurrence of new or additional Guaranteed Obligations.

Section 4.	Obligations Independent.
The obligations of each Guarantor hereunder are those of primary obligor, and not merely as surety, and are independent of the Guaranteed Obligations and the obligations of any other guarantor of the Guaranteed Obligations or any part thereof, and a separate action may be brought against any Guarantor to enforce this Guaranty whether or not the Company or any other Person is joined as a party. For the avoidance of doubt, all obligations of each Guarantor under this Guaranty are joint and several obligations of all the Guarantors.

Section 5.	Subrogation.
No Guarantor shall exercise any right of subrogation, contribution, indemnity, reimbursement or similar rights with respect to any payments it makes under this Guaranty until all of the Guaranteed Obligations and any amounts payable under this Guaranty (other than contingent indemnification obligations that survive termination of the Note Documents for which no claim has been made) have been indefeasibly paid and performed in full in immediately available funds. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust by such Guarantor for the benefit of the Holders and shall forthwith be paid to the Holders for application to the Guaranteed Obligations in accordance with the terms of the Note Documents.

Section 6.	Termination; Reinstatement.
(a)    This Guaranty is a continuing and irrevocable guaranty of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until all of the Guaranteed Obligations (other than contingent indemnification obligations that survive termination of the Note Documents for which no claim has been made) and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in immediately available funds. Notwithstanding the foregoing, this Guaranty shall continue in full force and effect or be revived, as the case may be, if any payment by or on behalf of the Company or a Guarantor is made, or a Holder exercises its right of setoff, in respect of the Guaranteed Obligations and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by a Holder in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Laws or otherwise, all as if such payment had not been made or such setoff had not occurred and whether or not the Holders are in possession of or have released this Guaranty and regardless of any prior revocation, rescission, termination or reduction. The obligations of the Guarantors under this paragraph shall survive termination of this Guaranty.
(b)    Notwithstanding anything to the contrary contained in this Guaranty, each Guarantor hereby acknowledges and agrees that if at any time any Subsidiary of the Company is released from its obligations as a Guarantor under this Guaranty in accordance with Section 9.7(b) of the Note Purchase Agreement, such Subsidiary is required to become a Guarantor pursuant to Section 9.7(a) of the Note Purchase Agreement, then, immediately at the time such Subsidiary is so required to become a Guarantor, all Obligations of such Subsidiary under this Guaranty (including its guaranty of the Guaranteed Obligations hereunder) shall be automatically revived and reinstated without any action on the part of the Holders, such Subsidiary or any other Person. In connection with any such revival and reinstatement of the obligations of such Subsidiary hereunder, such Subsidiary shall (x) execute such reaffirmations of its obligations hereunder (including reaffirmations of its guaranty of the Guaranteed Obligations) as reasonably requested by the Required Holders and (y) cause all requirements of Section 9.7(a) of the Note Purchase Agreement to be satisfied with respect to such Subsidiary.

Section 7.	Release of Liability of Guarantor.
(a) Notwithstanding anything contained to the contrary herein, any Person (other than the REIT) that ceases to be a Guarantor pursuant to Section 9.7(b) of the Note Purchase Agreement shall cease to be a party hereto and shall automatically be released from this Guaranty without further action by any Person.

(b) On and after the consummation of any such release, the Holders shall, upon the request and at the sole expense of the Company, provide the Company with written confirmation of such release and shall take such further actions as reasonably requested by the Company to evidence such release all in accordance with Section 9.7(b) of the Note Purchase Agreement.

Section 8.	Stay of Acceleration.
In the event that acceleration of the time for payment of any of the Guaranteed Obligations is stayed, in connection with any case commenced by or against the Company or any other Note Party under any Debtor Relief Laws, or otherwise, all such amounts shall nonetheless be payable by the Guarantors who are not subject to such automatic stay immediately upon demand by the Required Holders.

Section 9.	Modifications; Miscellaneous.
Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except in a writing signed by each Guarantor directly affected thereby (it being understood that the addition or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added or released) and the Required Holders. No failure by any Holder to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy or power hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies herein provided are cumulative and not exclusive of any remedies provided by law or in equity. The unenforceability or invalidity of any provision of this Guaranty shall not affect the enforceability or validity of any other provision herein.

Section 10.	Condition of Note Parties.
Each Guarantor acknowledges and agrees that it has the sole responsibility for, and has adequate means of, obtaining from the Note Parties and any other guarantor of the Guaranteed Obligations such information concerning the financial condition, business and operations of the Note Parties and any such other guarantors as such Guarantor requires, and that no Holder has any duty, and no Guarantor is relying on any Holder at any time, to disclose to such Guarantor any information relating to the business, operations or financial condition of any Note Party or any other guarantor of the Guaranteed Obligations (such Guarantor waiving any duty on the part of the Holders to disclose such information and any defense relating to the failure to provide the same).

Section 11.	Setoff.
In addition to any rights now or hereafter granted under applicable law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Holder and each of their respective Affiliates is hereby authorized, at any time or from time to time, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Holder or any of its Affiliates to or for the credit or the account of any Guarantor, against and on account of the Guaranteed Obligations of such Guarantor to such Holder under this Guaranty, irrespective of whether or not such Holder has made any demand hereunder and although said Guaranteed Obligations, shall be contingent or unmatured or are owed to a branch or office or Affiliate of such Lender different from the branch or office or Affiliate holding such deposit or obligated on such indebtedness. The rights of each Holder and their respective

Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Holder or its respective Affiliates may have. Each Holder (by its acceptance of the benefits hereof) acknowledges and agrees to promptly notify the Company after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.

Section 12.	Representations and Warranties.
Each Guarantor represents and warrants as of the date hereof and as of the date of the Closing that (a) it is duly organized and in good standing under the laws of the jurisdiction of its organization and has full capacity and right to make and perform this Guaranty, and all necessary authority has been obtained; (b) this Guaranty constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity); (c) the making and performance of this Guaranty does not and will not violate the provisions of any applicable law, regulation or order, and does not and will not result in the breach of, or constitute a default or require any consent under, any agreement, instrument, or document to which it is a party or by which it or any of its property may be bound or affected, except as could not reasonably be expected to have a Material Adverse Effect; and (d) all consents, approvals, licenses and authorizations of, and filings and registrations with, any Governmental Authority required under applicable law and regulations for the making and performance of this Guaranty have been obtained or made and are in full force and effect. In addition, each Guarantor represents and warrants that (x) until all of the Guaranteed Obligations (other than contingent indemnification obligations that survive termination of the Note Documents for which no claim has been made) and any amounts payable under this Guaranty have been indefeasibly paid and performed in full in immediately available funds, such Guarantor will comply with all covenants contained in the Note Purchase Agreement applicable to it as if it were a party thereto; and (y) an executed (or conformed) copy of each of the Note Documents has been made available to a senior officer of such Guarantor and such officer is familiar with the contents thereof.

Section 13.	Indemnification and Survival.
Without limitation on any other obligations of any Guarantor or remedies of any Holder under this Guaranty, each Guarantor shall, jointly and severally, to the full extent permitted by law, indemnify, defend and save and hold harmless each Holder if, and to the same extent that, the Holder is required to indemnify, defend and save and hold harmless such Holder under Section 15 of the Note Purchase Agreement. The obligations of the Guarantors under this paragraph shall survive the payment in full of the Guaranteed Obligations and termination of this Guaranty.

Section 14.	Guaranty Enforceable by Required Holders.
This Guaranty may be enforced only by the action of the Required Holders, and no other Holder will have any right individually to seek to enforce or to enforce this Guaranty or to realize upon the security (if any) to be granted by the Note Documents, it being understood and agreed that such rights and remedies may be exercised by the Required Holders, upon the terms of this Guaranty and the other Note Documents. It is understood and agreed that the agreement in this Section 14 is solely for the benefit of the Holders.

Section 15.	Subordination of Indebtedness Held by Guarantors.
Any indebtedness of any Note Party now or hereafter held by any Guarantor is hereby subordinated to the prior payment in full in immediately available funds of all the Guaranteed Obligations, and such indebtedness of any Note Party to any Guarantor, if the Required Holders, after an Event of Default has occurred and is continuing, so request, shall be collected, enforced and received by such Guarantor as trustee for the Holders and be paid over to the Holders for application to the Guaranteed Obligations in accordance with the terms of the Note Documents. Prior to the transfer by any Guarantor of any note or negotiable instrument evidencing any indebtedness of any Note Party to such Guarantor, such Guarantor shall mark such note or negotiable instrument with a legend that the same is subject to this subordination. Without limiting the generality of the foregoing, each Guarantor hereby agrees with the Holders that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all of the Guaranteed Obligations and any amounts payable under this Guaranty (other than contingent indemnification obligations that survive termination of the Note Documents for which no claim has been made) have been indefeasibly paid and performed in full in immediately available funds; provided, that if any amount shall be paid to any Guarantor on account of such subrogation rights prior to such time, such amount shall be held in trust for the benefit of the Holders and shall forthwith be paid to the Holders for the benefit of the Holders to be credited and applied to the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Note Documents. Upon the indefeasible payment in full in immediately available funds of all of the Guaranteed Obligations and any amounts payable under this Guaranty (other than contingent indemnification obligations that survive termination of the Note Documents for which no claim has been made), each Guarantor shall be subrogated to the rights of the Holders to receive payments or distributions applicable to the Guaranteed Obligations until all Indebtedness of the Company held by such Guarantor shall be paid in full.

Section 16.	Additional Guarantors.
Any Subsidiary of the REIT that is required to become a party to this Guaranty after the date hereof pursuant to Section 9.7(a) the Note Purchase Agreement shall become a Guarantor hereunder by executing and delivering a joinder agreement in the form attached hereto as Annex I.

Section 17.	Contribution.
At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who either has not made any payments or has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the

Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment at the time of each computation; provided, that no Guarantor may take any action to enforce such right until all of the Guaranteed Obligations and any amounts payable under this Guaranty (other than contingent indemnification obligations that survive termination of the Loan Documents and for which no claim has been made) have been indefeasibly paid and performed in full in immediately available funds, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 17 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 17, (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty) on such date. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 17, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations (other than contingent indemnification obligations that survive termination of the Note Documents for which no claim has been made) have been indefeasibly paid and performed in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Holders.

Section 18.	Counterparts.
This Guaranty may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Holders.

Section 19.	Headings Descriptive.
The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

Section 20.	Governing Law; Assignment; Jurisdiction; Notices.
This Guaranty shall be governed by, and construed in accordance with, the law of the State of New York (without giving effect to the conflicts of law provisions thereof). This Guaranty shall bind the Guarantor and its successors and assigns, provided that no Guarantor may assign its rights or obligations under this Guaranty (and any attempted assignment without such consent shall be void), and inure to the benefit of the Holders and their respective successors and assigns and the Holders may, in accordance with the Note Purchase Agreement and without affecting the obligations of any Guarantor hereunder, assign or sell the Notes and this Guaranty, in whole or in part. Each Guarantor hereby irrevocably (i) submits to the non‑exclusive jurisdiction of courts of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty, and (ii) waives to the fullest extent permitted by law any defense asserting an inconvenient forum in connection therewith. Each of the parties hereto (x) agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law, and (y) consents to the service of process out of any of the aforementioned courts, in the manner provided in Section 22.7 of the Note Purchase Agreement, to (A) in the case of the Holders, at the address provided in the Note Purchase Agreement and (B) in the case of a Guarantor, at its address set forth opposite its signature page below. All notices and other communications to any Guarantor under this Guaranty shall be in writing and delivered in the manner set forth in Section 22.7 of the Note Purchase Agreement. All notices and other communications shall be in writing and addressed to such party at (i) in the case of any Holder, as provided in the Note Purchase Agreement, and (ii) in the case of any Guarantor, at its address set forth opposite its signature below.

Section 21.	Waiver of Jury Trial; Final Agreement.

TO THE EXTENT ALLOWED BY APPLICABLE LAW, EACH GUARANTOR AND EACH HOLDER EACH IRREVOCABLY WAIVES TRIAL BY JURY WITH RESPECT TO ANY ACTION, CLAIM, SUIT OR PROCEEDING ON, ARISING OUT OF OR RELATING TO THIS GUARANTY OR THE GUARANTEED OBLIGATIONS.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be executed and delivered as of the date first above written.

Address:

11455 El Camino Real
Suite 200
San Diego, CA 92130
Fax No.: (858) 350-2620
Tel. No.: (858) 350-2600
Email: rbarton@americanassets.com
Attention: Robert F. Barton, Chief Financial Officer

AMERICAN ASSETS TRUST, INC.

By:
Name: Ernest Rady
Title: Chief Executive Officer & President

By:
Name: Robert F. Barton
Title: Chief Financial Officer and Executive Vice President

with a copy to:

11455 El Camino Real
Suite 200
San Diego, CA 92130
Fax No.: (858) 350-2620
Tel. No.: (858) 350-2600
Email: awyll@americanassets.com
Attention: Adam Wyll, SVP, General Counsel

[Signature Page to Guaranty]

Form of Joinder to Affiliate Guaranty
Joinder No. ___, dated as of _____________, 20__ (this “Joinder”), to the Affiliate Guaranty dated as of July 30, 2019 (as amended, modified, restated and/or supplemented from time to time, the “Guaranty”), made by and among American Assets Trust, Inc., a Maryland corporation (the “REIT”), and the Subsidiaries of the REIT party thereto for the benefit of the Purchasers and the other Holders from time to time of the Notes.
A.    Reference is made to (a) the Note Purchase Agreement dated as of July 30, 2019 (as amended, modified, restated and/or supplemented from time to time, the “Note Purchase Agreement”) among the REIT, American Assets Trust, L.P., a Maryland limited partnership (the “Company”) and the Purchasers party thereto and (b) the Guaranty.
B.    Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty.
C.    [Name of Entity] has [formed][acquired] ____________, ____________ [type of entity] (the “New Guarantor”).
D.    Pursuant to the terms and provisions of the Note Purchase Agreement, the New Guarantor is required to become a party to the Guaranty and guaranty the Obligations of the Company. The New Guarantor is executing this Joinder in accordance with the requirements of the Note Purchase Agreement and Section 16 of the Guaranty to become a party to the Guaranty.
Accordingly, the New Guarantor hereby agrees as follows:
Section 1.    The New Guarantor is hereby added as a party to the Guaranty and hereby agrees to be bound as a “Guarantor” by all of the terms, covenants and provisions set forth in the Guaranty to the same extent it would have been bound if it had been a signatory to the Guaranty on the date of the Guaranty. In furtherance of the foregoing, the New Guarantor hereby absolutely and unconditionally guarantees, as a guaranty of payment and performance and not as a guaranty of collection, prompt payment when due, whether at stated maturity, by required prepayment, upon acceleration, demand or otherwise, and at all times thereafter, of all Guaranteed Obligations. The New Guarantor hereby makes each of the representations and warranties applicable to a “Guarantor” contained in the Guaranty as of the date hereof.
Section 2.    The New Guarantor hereby represents and warrants to the Holders as of the date hereof that this Joinder has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or similar laws affecting the enforceability of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought at law or in equity).
Section 3.    The New Guarantor hereby represents and warrants to the Holders that its U.S. taxpayer identification number (or, if such New Guarantor is a Non-U.S. Note Party that does not have a U.S. taxpayer identification number, its unique identification number issued to it by the jurisdiction of its incorporation or organization) is set forth under its signature to this Joinder.

Form of Joinder to
Guaranty Agreement

Section 4.    This Joinder may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.
Section 5.    Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.
Section 6.    This Joinder shall be governed by, and construed in accordance with, the law of the State of New York (without giving effect to the conflicts of law principles thereof).
Section 7.    All communications and notices to be provided to the New Guarantor hereunder or under the Guaranty shall be given to the New Guarantor at the address set forth under its signature.
[Signature Page Follows]

Form of Joinder to
Guaranty Agreement

IN WITNESS WHEREOF, the New Guarantor was duly executed this Joinder as of the day and year first above written.

[New Guarantor]

By:
Name:______________________________
Title:

U.S. Taxpayer Identification Number: _______

Address of New Guarantor:
[________________________]
[________________________]
[________________________]

Form of Joinder to
Guaranty Agreement

Form of Compliance Certificate

Financial Statement Date:

To:	The Purchasers
Ladies and Gentlemen:
Reference is made to that certain Note Purchase Agreement, dated as of July 30, 2019 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among American Assets Trust, Inc., a Maryland corporation (the “REIT”), American Assets Trust, L.P., a Maryland limited partnership (the “Company”), and the Purchasers listed therein.
The undersigned Responsible Officer of the REIT hereby certifies as of the date hereof that he/she is the [CEO/CFO/Treasurer/Controller] of the REIT, and that, as such, he/she is authorized to execute and deliver this Compliance Certificate to the Purchasers on behalf of the REIT, in his/her capacity as a Responsible Officer of the REIT (and not in any individual capacity), and that:
[Use following paragraph 1 for fiscal year-end financial statements]
1.    The Company has delivered the year end audited financial statements required by Section 7.1(b) of the Agreement for the fiscal year of the REIT ended as of the above date, together with the report and opinion of an independent certified public accountant required by such section.
[Use following paragraph 1 for fiscal quarter-end financial statements]
1.    The Company has delivered the unaudited financial statements required by Section 7.1(a) of the Agreement for the fiscal quarter of the REIT ended as of the above date. Such financial statements fairly present in all material respects the financial condition, results of operations, shareholder’s equity and cash flows of the Consolidated Group in accordance with GAAP as at such date and for such period, subject only to customary year‑end audit adjustments and the absence of footnotes.
2.    The undersigned has reviewed and is familiar with the terms of the Agreement and has made, or has caused to be made under his/her supervision, a detailed review of the transactions and condition (financial or otherwise) of the Note Parties during the accounting period covered by such financial statements.
3.    A review of the activities of the Note Parties during such fiscal period has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Note Parties performed and observed all their Obligations under the Note Documents, and
[select one:]
[during such fiscal period each of the Note Parties performed and observed in all material respects each covenant and condition of the Note Documents applicable to it, and no Default has occurred and is continuing.]

Schedule D
(to Note Purchase Agreement)

--or--
[during such fiscal period the following covenants or conditions have not been performed or observed and the following is a list of each such Default and its nature and status:]
4.    The financial covenant analyses and information set forth on Schedule 1 attached hereto are true and accurate in all material respects on and as of the date of this Certificate.
5.    Schedule II attached hereto sets forth a list of all Subsidiaries that are Subsidiary Guarantors as of the date hereof (if any). Each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 of the Agreement is a Subsidiary Guarantor as of the date hereof[, except for [  ]].
In Witness Whereof, the undersigned has executed this Certificate as of _______________, _____.

AMERICAN ASSETS TRUST, INC.

By:
Name:
Title:

D-2

For the Quarter/Year ended ______________ (“Statement Date”)

Schedule 1
to the Compliance Certificate
($ in 000’s)

I.Section 10.5(b) - Aggregate Amount of Recourse Indebtedness (other than certain Pari Passu Obligations)
A.	Aggregate amount of Recourse Indebtedness (other than Pari Passu Obligations) at Statement Date:
	1.	Aggregate amount of Secured Recourse Indebtedness owed by the Borrower or any Guarantor to Persons that are not members of the Consolidated Group as of the Statement Date:	$___________
	2.	Aggregate amount of Recourse Indebtedness owed by Subsidiaries of the Borrower that are not Guarantors to Persons that are not members of the Consolidated Group as of the Statement Date:	$___________
	3.	Aggregate amount of Recourse Indebtedness (other than Pari Passu Obligations owed by the Company or any Guarantor) (Line I.A.1 + Line I.A.2.):	$___________
B.	Total Asset Value at Statement Date (Line II.B.15.)		$___________
	Ratio of Recourse Indebtedness (other than Pari Passu Obligations owed by the Company or any Guarantor) to Total Asset Value (Line I.A.3. as a percentage of Line I.B.)		_____%
	Maximum Ratio of Recourse Indebtedness (other than Pari Passu Obligations owed by the Company or any Guarantor) to Total Asset Value:		15%

D-I-1

II.Section 10.9(B) - Consolidated Secured Leverage Ratio
A.	Consolidated Total Secured Indebtedness at Statement Date:
	1.	Aggregate amount of all Secured Indebtedness[1] owed by members of the Consolidated Group that would be reflected on a consolidated balance sheet of the Consolidated Group as of the Statement Date:	$________
2.
Consolidated Group Pro Rata Share of the aggregate amount of all Secured Indebtedness owed by each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate as of the Statement Date:
$________
	3.	Consolidated Total Secured Indebtedness (Line II.A.1. + Line II.A.2.):	$________
B.	Secured Total Asset Value at Statement Date:
Total Asset Value:
1.
Amount equal to (i) the sum of the Portfolio Property Net Operating Income of each Portfolio Property (excluding each Disposed Portfolio Property, each Newly‑Acquired Portfolio Property, each Qualified Development Property and each Non‑Stabilized Portfolio Property) owned, or ground leased pursuant to an Eligible Ground Lease, by the Consolidated Group for the fiscal quarter ending on the Statement Date (“Subject Period”) divided by the Applicable Capitalization Rate for each such Portfolio Property (see Annex I attached hereto for calculation), multiplied by (ii) 4:
$________
	2.	Aggregate acquisition cost paid by Consolidated Group for Newly‑Acquired Portfolio Properties:	$________
	3.	Aggregate book value of all Specified Investments owned by Consolidated Group at Statement Date:	$________
	4.	Aggregate undepreciated book value of all Qualified Development Properties and all Non‑Stabilized Portfolio Properties at Statement Date:	$________
	5.	Line II.B.1. + Line II.B.2. + Line II.B.3. + Line II.B.4:	$________
6.
Consolidated Group Pro Rata Share of items referenced in Lines II.B.1. through II.B.4. (and the components thereof) to the extent relating to Portfolio Properties, Specified Investments, Qualified Development Properties or Non‑Stabilized Portfolio Properties, as applicable, owned by Unconsolidated Affiliates:
$________
	7.	Cash and Cash Equivalents of the Consolidated Group on the Statement Date:	$________
	8.	Line II.B.5. + Line II.B.6. + Line II.B.7:	$________
	9.	Percentage of Line II.B.8. attributable to costs to construct Portfolio Properties (i.e., construction-in-progress) and real property assets under development:[2]	_____%
	10.	Percentage of Line II.B.8. attributable to unimproved land holdings (excluding, for the avoidance of doubt. Investments accounted for in Line II.B.9)[3]:	_____%
	11.	Percentage of Line II.B.8. attributable to commercial mortgage loans and commercial real estate-related mezzanine loans.[4]	_____%
	12.	Percentage of Line II.B.8. attributable to Investments in Unconsolidated Affiliates.[5]	_____%
	13.	Percentage of Line II.B.8. attributable to Specified Investments.[6]	_____%
	14.	Adjustment (if any) to reflect limitations referenced in Line II.B.9. through Line II.B.13.:	$(_______)
	15.	Total Asset Value (Line II.B.8.- Line II.B.14.)	$________
	16.	Consolidated Group Pro Rata Share of cash and Cash Equivalents owned by Unconsolidated Affiliates on the Statement Date:	$________
	17.	Secured Total Asset Value (Line II.B.15 + Line II.B.16.):	$________

D-I-2

	Consolidated Secured Leverage Ratio (Line II.A.3. as a percentage of Line II.B.17):			_______%
	Maximum Permitted Consolidated Secured Leverage Ratio:			40%
III.Section 10.9(C) - Consolidated Total Leverage Ratio
A.	Consolidated Total Indebtedness at Statement Date:
	1.	Aggregate amount of all Indebtedness owed by the Consolidated Group that would be reflected on a consolidated balance sheet of the Consolidated Group as of Statement Date:		$________
2.
Consolidated Group Pro Rata Share of the aggregate amount of all Indebtedness owed by each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate as of Statement Date:
$________
	3.	Consolidated Total Indebtedness (Line III.A.1. + Line III.A.2.):		$________
B.	Unrestricted Cash Amount at Statement Date:
1.
Aggregate amount of cash and Cash Equivalents of the Consolidated Group on Statement Date that are not subject to any pledge, Lien or control agreement (excluding statutory Liens in favor of any depositary bank where such cash is maintained):
$________
2.
Amounts included in Line III.B.1. above that are held in the name of, or in the possession or control of a Person (other than any possession or control by such Person arising solely from such Person acting in its capacity as a depository or financial intermediary for, or on behalf of, a member of the Consolidated Group) that is not the REIT, the Company or any their respective Subsidiaries as deposits or security for contractual obligations:
$________
	3.	Unrestricted Cash Amount (Greater of (x) Line III.B.1. - (the sum of $15,000,000 + Line III.B.2.) and (y) $0):		$________
C.	Total Asset Value at Statement Date: (Line II.B.15.):			$________
D.	Consolidated Total Indebtedness less Unrestricted Cash Amount (Line III.A.3 - Line III.B.3)			$________
	Consolidated Total Leverage Ratio (Line III.D as a percentage of Line III.C):			_______%
	Maximum Permitted Consolidated Total Leverage Ratio:			60%
IV.Section 10.9(D) - Consolidated Fixed Charge Coverage Ratio
A.		Consolidated EBITDA for the four consecutive fiscal quarters of the REIT ending on Statement Date (“4 Quarter Subject Period”):
	1.	Consolidated Net Income for 4 Quarter Subject Period:
a.
The net income (or loss) of the Consolidated Group (including the Consolidated Group Pro Rata Share of the net income (or loss) of each Unconsolidated Affiliate), computed in accordance with GAAP for 4 Quarter Subject Period:
$________
b.
Any extraordinary or non‑recurring gain realized during 4 Quarter Subject Period by any member of Consolidated Group (including Consolidated Group Pro Rata Share of any extraordinary or non‑recurring gain realized during 4 Quarter Subject Period by any Unconsolidated Affiliate):
$________
c.
Any extraordinary or non‑recurring loss realized during 4 Quarter Subject Period by any member of Consolidated Group (including Consolidated Group Pro Rata Share of any extraordinary or non‑recurring loss realized during 4 Quarter Subject Period by any Unconsolidated Affiliate):
$________
		d.	Consolidated Net Income (Line IV.A.1.a. - Line IV.A.1.b. + Line IV.A.1.c.):	$________
2.
Total cash interest expense (including, for the avoidance of doubt, capitalized interest) of the Consolidated Group for 4 Quarter Subject Period determined on a consolidated basis in accordance with GAAP (including the Consolidated Group Pro Rata Share of total cash interest expense (including, for the avoidance of doubt, capitalized interest) of each Unconsolidated Affiliated for 4 Quarter Subject Period determined in accordance with GAAP) (plus, to the extent not already included in such total cash interest expense, amortization of deferred financing costs):
$________

D-I-3

3.
Provision for federal, state, local and foreign income taxes of the Consolidated Group (including the Consolidated Group Pro Rata Share of the provision for federal, state, local and foreign income taxes of each Unconsolidated Affiliate) for 4 Quarter Subject Period:
$________
	4.	Non-cash charges of the Consolidated Group for 4 Quarter Subject Period (excluding any non‑cash charge that results in an accrual of a reserve for a cash charge in any future period):	$________
5.
Consolidated Group Pro Rata Share of non‑cash charges of Unconsolidated Affiliates for 4 Quarter Subject Period (excluding any non‑cash charge that results in an accrual of a reserve for a cash charge in any future period):
$________
6.
Acquisition closing costs of the Consolidated Group that were capitalized prior to FAS 141‑R reducing Consolidated Net Income (including the Consolidated Group Pro Rata Share of acquisition closing costs of Unconsolidated Affiliates that were capitalized prior to FAS 141‑R reducing Consolidated Net Income):
$________
7.
Depreciation and amortization expense of the Consolidated Group (including the Consolidated Group Pro Rata Share of depreciation and amortization expense of each Unconsolidated Affiliate) for 4 Quarter Subject Period:
$________
8.
One‑time costs and expenses relating to issuance of the Notes pursuant to this Agreement and the transactions relating thereto, to the extent such fees and expenses are incurred on or prior to the date that is ninety‑days following the Closing:
$________
9.
Non‑cash items of the Consolidated Group for 4 Quarter Subject Period increasing Consolidated Net Income (other than the reversal of any accrual of a reserve referred to in the parenthetical in Line IV.A.4. above, except to the extent such reversal results from a cash payment):
$________
10.
Consolidated Group Pro Rata Share of non‑cash items of Unconsolidated Affiliates for 4 Quarter Subject Period increasing Consolidated Net Income (other than the reversal of any accrual of a reserve referred to in the parenthetical in Line IV.A.5. above, except to the extent such reversal results from a cash payment):
$________
	11.	Consolidated EBITDA (Lines IV.A.1.d. + Line IV.A.2. + Line IV.A.3. + Line IV.A.4. + Line IV.A.5. + Line IV.A.6. + Line IV.A.7. + Line IV.A.8. - Line IV.A.9. - Line IV.A.10.):	$________
B.		Consolidated Fixed Charges for 4 Quarter Subject Period:
1.
Total cash interest expense (including, for the avoidance of doubt, capitalized interest) of the Consolidated Group for 4 Quarter Subject Period determined on a consolidated basis in accordance with GAAP (including the Consolidated Group Pro Rata Share of total cash interest expense (including, for the avoidance of doubt, capitalized interest) of each Unconsolidated Affiliated for 4 Quarter Subject Period determined in accordance with GAAP):
$________
	2.	Scheduled payments of principal on Consolidated Total Indebtedness for 4 Quarter Subject Period (excluding balloon payments payable on maturity):	$________
3.
The amount of dividends or distributions paid or required to be paid by any member of the Consolidated Group (other than to another member of the Consolidated Group) during 4 Quarter Subject Period in respect of its preferred Equity Interests (excluding any balloon payments payable on maturity or redemption in whole of such Equity Interests) :
$________
4.
The Consolidated Group Pro Rata Share of the amount of dividends or distributions paid or required to be paid by any Unconsolidated Affiliate (to Persons other than (x) a member of the Consolidated Group or (y) an Unconsolidated Affiliate in which the percentage of Equity Interests of such Unconsolidated Affiliate owned by the Consolidated Group is greater than or equal to the percentage of Equity Interests owned by the Consolidated Group in the Unconsolidated Affiliate paying the dividend or distribution) during 4 Quarter Subject Period in respect of its preferred Equity Interests:
$________

D-I-4

	5.	Consolidated Fixed Charges (Line IV.B.1. + Line IV.B.2. + Line IV.B.3. + Line IV.B.4.):	$________
		Consolidated Fixed Charge Coverage Ratio (Line IV.A.11. Line IV.B.5.):	___ to 1.00
		Minimum Required Fixed Charge Coverage Ratio:	1.50 to 1.00
V.Section 10.9(E) - Consolidated Unsecured Interest Coverage Ratio
A.		Sum of Unencumbered Property NOI of each Unencumbered Eligible Property for the fiscal quarter ending on Statement Date (“Subject Period”)(see Annex II attached hereto for calculation):	$________
B.
Consolidated Unsecured Interest Expense for Subject Period (the portion of Consolidated Interest Expense for Subject Period that is incurred in respect of Unsecured Indebtedness owed by any member of the Consolidated Group or an Unconsolidated Affiliate):
$________
		Consolidated Unsecured Interest Coverage Ratio (Line V.A. Line V.B.):	___ to 1.00
		Minimum Required Consolidated Unsecured Interest Coverage:	1.75 to 1.00
VI.Section 10.9(F) - Consolidated Unsecured Leverage Ratio
A.		Consolidated Total Unsecured Indebtedness at Statement Date:	$________
1.
Aggregate amount of all Unsecured Indebtedness[7] owed by member of the Consolidated Group (including Indebtedness outstanding under the Notes) that would be reflected on a consolidated balance sheet of the Consolidated Group as of Statement Date:
$________
2.
Consolidated Group Pro Rata Share of the aggregate amount of all Unsecured Indebtedness owed by each Unconsolidated Affiliate that would be reflected on a balance sheet of such Unconsolidated Affiliate as of Statement Date:
$________
	3.	Consolidated Total Unsecured Indebtedness (Line VI.A.1 + Line VI.A.2.):	$___________
B.		Unrestricted Cash Amount at Statement Date (Line III.B.4.):	$________
C.		Unencumbered Asset Value at Statement Date:
1.
Unencumbered Property NOI of each Unencumbered Eligible Property (excluding Disposed Portfolio Properties, Newly‑Acquired Portfolio Properties, Qualified Development Properties and Non‑Stabilized Portfolio Properties) owned or ground leased under an Eligible Ground Lease by the Consolidated Group for the fiscal quarter ending on the Statement Date (“Subject Period”) divided by the Applicable Capitalization Rate for each such Unencumbered Eligible Property (See Annex III attached hereto):
$________
	2.	Undepreciated book value of all Unencumbered Eligible Properties that are Qualified Development Properties or Non‑Stabilized Properties (see Annex III attached hereto):	$________
	3.	Acquisition cost paid by Consolidated Group for Unencumbered Eligible Properties that are Newly‑Acquired Portfolio Properties (See Annex III attached hereto):	$________
	4.	(Line VI.C.1. * 4) + Line VI.C.2. + Line VI.C.3.:	$________
	5.	Percentage of Line VI.C.4. derived from Unencumbered Eligible Properties that are not office, retail or multi‑family properties:[8]	$________
	6.	Percentage of Line VI.C.4. derived from Unencumbered Eligible Properties that are owned by a Controlled Joint Venture or ground leased under an Eligible Ground Lease:[9]	_______%
	7.	Percentage of Line VI.C.4. derived from Unencumbered Eligible Properties that constitute Qualified Development Properties:[10]	_______%
8.
Percentage of Line VI.C.4. derived from Unencumbered Eligible Properties that are owned by a Controlled Joint Venture or ground leased under an Eligible Ground Lease or that constitute Qualified Development Properties:[11]
_______%

D-I-5

	9.	Adjustment (if any) to reflect limitations referenced in Lines VI.C.5., Line VI.C.6., Line VI.C.7. and Line VI.C.8.:	$________
	10.	Unencumbered Asset Value: Line VI.C.4. - Line VI.C.9:	$________
D.		Consolidated Total Unsecured Indebtedness minus Unrestricted Cash Amount (Line VI.A.3. - Line VI.B.):	$________
		Consolidated Unsecured Leverage Ratio (Line VI.D. as a percentage of Line VI.C.10):	________%
		Maximum Permitted Consolidated Unsecured Leverage Ratio:	60%

_____________________________

1“Secured Indebtedness” means, with respect to any Person, all Indebtedness owned by such Person that is secured by a mortgage, deed of trust, lien, pledge, encumbrance, security interest or other Lien (excluding in any event Indebtedness outstanding under the Primary Credit Agreement, the Existing Private Placement Notes, this Agreement and the Notes; provided this parenthetical will not be effective until such time and for so long as it has been included in the Primary Credit Facility and each of the Existing Private Placements).

2 Not more than 25% of the TAV may be attributable to costs to construct Portfolio Properties (i.e., construction-in-progress) and real property assets under development.
3 Not more than 5% of the TAV may be attributable to unimproved land holdings.
4 Not more than 10% of the TAV may be attributable to commercial mortgage loans and commercial real estate-related mezzanine loans.
5 Not more than 20% of the TAV may be attributable to Investments in Unconsolidated Affiliates.
6 Not more than 25% of the TAV may be attributable to Specified Investments.
7 “Unsecured Indebtedness” means, with respect to any Person, all Indebtedness owed by such Person that is not Secured Indebtedness; provided, however, that any Indebtedness that is secured only by a pledge of Equity Interests shall be deemed to be Unsecured Indebtedness.
8 Not more than 20% of the UAV may be in respect of Unencumbered Eligible Properties that are not office, retail or multi-family properties (and, for purposes of determining compliance with such 20% limitation, if an Unencumbered Eligible Property is considered “multi-use”, the Company shall be permitted to include the Unencumbered Property NOI of such Unencumbered Eligible Property’s office, retail or multi-family component without limitation under this Line VI.C.5.)
9 Not more than 20% of the UAV may be in respect of Unencumbered Eligible Properties that are either owned by a Controlled Joint Venture or ground leased under an Eligible Ground Lease
10 Not more than 10% of the UAV may be in respect of Unencumbered Eligible Properties that constitute Qualified Development Properties
11 Not more than 20% of the UAV may be in respect of Unencumbered Eligible Properties that are owned by a Controlled Joint Venture or ground leased under an Eligible Ground Lease or that constitute Qualified Development Properties

D-I-6

Annex I

Calculation of the sum of the Portfolio Property Net Operating Income of each Portfolio Property (excluding each Disposed Portfolio Property, each Newly‑Acquired Portfolio Property and each Non‑Stabilized Portfolio Property) owned or ground leased pursuant to an Eligible Ground Lease by the Consolidated Group for Subject Period divided by the Applicable Capitalization Rate for each such Portfolio Property

[See Calculation Attached Hereto]

Annex I
to Exhibit D

Annex II

Sum of Unencumbered Property NOI of each Unencumbered
Eligible Property for the fiscal quarter ending on
Statement Date

[See Calculation Attached Hereto]

Annex II
to Exhibit D

Annex III

Unencumbered Eligible Properties

Property	Property Type [i.e., Hotel, Office, Retail]	Qualified Development Property or Non-Stabilized Portfolio Property? [Y/N]	Owned or Ground Leased [O/GL]	Owner/Ground Lessee (Controlled Joint Venture or Wholly Owned Subsidiary) [CJV/WO Sub]	Applicable Capitalization Rate	Occupancy Rate	Annual Capital Expenditure Adjustment	Unencumbered Property NOI	Acquisition Cost (only for Newly-Acquired Portfolio Properties that are Unencumbered Eligible Properties)	Undepreciated Book Value (only for Qualified Development Properties and Non-Stabilized Portfolio Properties that are Unencumbered Eligible Properties)

Occupancy Rate for all Unencumbered Eligible Properties (excluding Hotel Properties): ___%
Minimum Permitted Occupancy Rate for all Unencumbered Eligible Properties (excluding Hotel Properties):    80%
Aggregate Unencumbered NOI:    $_________12
Aggregate Acquisition Costs for all Newly-Acquired Portfolio Properties that are Unencumbered Eligible Properties: $_____     Include only Note Party Pro Rata Share of acquisition costs for properties acquired by Controlled Joint Ventures
Aggregate Undepreciated Book Value of all Qualified Development Properties that are Unencumbered Eligible Properties or Non‑Stabilized Portfolio Properties: $_________

_______________________

12    Include only Note Party Pro Rata Share of acquisition costs for properties acquired by Controlled Joint Ventures

Annex III
to Exhibit D

Exceptions to Recourse Liability
1.    The Indemnity Agreement, dated as of October 10, 2012 by AAT CC Bellevue, LLC, a Delaware limited liability company, and American Assets Trust, L.P., a Maryland limited partnership, in favor of PNC BANK, NATIONAL ASSOCIATION, a national banking association c/o Midland Loan Services, Inc., Reference Loan Number 940960335. (CCB)
2.    The Environmental Indemnity Agreement, dated as of October 10, 2012 by AAT CC Bellevue, LLC, a Delaware limited liability company, and American Assets Trust, L.P., a Maryland limited partnership, in favor of PNC BANK, NATIONAL ASSOCIATION, a national banking association c/o Midland Loan Services, Inc., Reference Loan Number 940960335. (CCB)
3.    The Guaranty of Recourse Obligations, dated as of January 19, 2011, by American Assets Trust, L.P., a Maryland limited partnership, for the benefit of U.S. Bank National Association, as Trustee for the registered holders of COMM 2010-C1 Mortgage Trust, COMM 2010-C1 Commercial Mortgage Pass-Through Certificates. (SBCC I-II)
4.    The Environmental Indemnity Agreement, dated as of January 19, 2011, by SBCC Holdings, LLC, a Delaware limited liability company, and American Assets Trust, L.P., a Maryland limited partnership in favor of the U.S. Bank National Association, as Trustee for the registered holders of COMM 2010-C1 Mortgage Trust, COMM 2010-C1 Commercial Mortgage Pass-Through Certificates and the other indemnified parties named therein. (SBCC I-II)
5.    The Guaranty of Recourse Obligations, dated as of January 19, 2011, by American Assets Trust, L.P., a Maryland limited partnership, for the benefit of U.S. Bank National Association, as Trustee for the registered holders of COMM 2010-C1 Mortgage Trust, COMM 2010-C1 Commercial Mortgage Pass-Through Certificates. (SBTC)
6.    The Environmental Indemnity Agreement, dated as of January 19, 2011, by SBTC Holdings, LLC, a Delaware limited liability company, and American Assets Trust, L.P., a Maryland limited partnership, in favor of the U.S. Bank National Association, as Trustee for the registered holders of COMM 2010-C1 Mortgage Trust, COMM 2010-C1 Commercial Mortgage Pass-Through Certificates and the other indemnified parties named therein. (SBTC)
7.    The Guaranty of Recourse Obligations, dated as of January 19, 2011, by American Assets Trust, L.P., a Maryland limited partnership, for the benefit of U.S. Bank National Association, as Trustee for the registered holders of COMM 2010-C1 Mortgage Trust, COMM 2010-C1 Commercial Mortgage Pass-Through Certificates. (TRVC)
8.    The Environmental Indemnity Agreement, dated as of January 19, 2011, by Pacific VC Holdings, LLC, a Delaware limited liability company, and American Assets Trust, L.P., a Maryland limited partnership, in favor of the U.S. Bank National Association, as Trustee for the registered holders of COMM 2010-C1 Mortgage Trust, COMM 2010-C1 Commercial Mortgage Pass-Through Certificates and the other indemnified parties named therein. (TRVC)

Schedule E
(to Note Purchase Agreement)

Initial Eligible Portfolio Properties
Retail:

1.	Carmel Country Plaza

2.	Carmel Mountain Plaza

3.	Lomas Santa Fe Plaza

4.	Alamo Quarry Market

5.	Geary Marketplace

6.	Waikele Center

7.	Southbay Marketplace

8.	The Shops of Kalakaua

9.	Del Monte Center

10.	Gateway Marketplace

Office:

1.	Torrey Reserve - Torrey Plaza

2.	Torrey Reserve - South Court

3.	Torrey Reserve - North Court

4.	Torrey Reserve - Daycare

5.	Torrey Reserve - Building 6

6.	Torrey Reserve - Building 5

7.	Torrey Reserve - Building 4

8.	Torrey Reserve - Building 13 and 14

9.	Lloyd District Portfolio

10.	Landmark at One Market

11.	First and Main

12.	Solana Beach Corporate Center - Building 3 and 4

13.	Torrey Point

14.	One Beach

15.	La Jolla Commons

Multifamily:

1.	Santa Fe RV Park

2.	Hassalo on Eighth

3.	Imperial Beach Gardens

4.	Mariner’s Point

5.	Pacific Ridge Apartments

6.	Loma Palisades

Mixed Use:

1.	Waikiki Beach Walk - Embassy Suites

2.	Waikiki Beach Walk - Retail

Schedule F
(to Note Purchase Agreement)